Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

VISTA OUTDOOR INC.

and

[OUTDOOR PRODUCTS SPINCO INC.]

Dated as of [•]

TABLE OF CONTENTS

		Page
ARTICLE I

Definitions

SECTION 1.01.	Definitions	1

ARTICLE II

The Separation

SECTION 2.01.	Transfer of Assets and Assumption of Liabilities	16

SECTION 2.02.	Certain Matters Governed Exclusively by Ancillary Agreements	19

SECTION 2.03.	Termination of Agreements; Settlement of Intercompany Accounts; Bank Accounts	19

SECTION 2.04.	Shared Contracts	20

SECTION 2.05.	Disclaimer of Representations and Warranties	21

ARTICLE III

Credit Support

SECTION 3.01.	Replacement of Vista Outdoor Credit Support	23

SECTION 3.02.	Replacement of [Outdoor Products] Credit Support	24

SECTION 3.03.	Written Notice of Credit Support Instruments	25

ARTICLE IV

Actions Pending the Distribution

SECTION 4.01.	Actions Prior to the Distribution	25

SECTION 4.02.	Conditions Precedent to Consummation of the Distribution	26

ARTICLE V

The Distribution

SECTION 5.01.	The Distribution	26

SECTION 5.02.	Fractional Shares	28

SECTION 5.03.	Sole Discretion of Vista Outdoor	27

i

ARTICLE VI

Mutual Releases; Indemnification; Litigation

SECTION 6.01.	Release of Pre-Distribution Claims	28

SECTION 6.02.	Indemnification by [Outdoor Products]	30

SECTION 6.03.	Indemnification by Vista Outdoor	31

SECTION 6.04.	Indemnification Obligations Net of Insurance Proceeds and Third-Party Proceeds	31

SECTION 6.05.	Procedures for Indemnification of Third-Party Claims	33

SECTION 6.06.	Additional Matters	34

SECTION 6.07.	Right to Contribution	34

SECTION 6.08.	Remedies Cumulative	35

SECTION 6.09.	Survival of Indemnities	36

SECTION 6.10.	Limitation on Liability	36

SECTION 6.11.	Covenant Not to Sue	35

SECTION 6.12.	Management of Actions	36

SECTION 6.13.	Settlement of Actions	38

ARTICLE VII

Access to Information; Privilege; Confidentiality

SECTION 7.01.	Agreement for Exchange of Information; Archives	37

SECTION 7.02.	Ownership of Information	38

SECTION 7.03.	Compensation for Providing Information	38

SECTION 7.04.	Record Retention	39

SECTION 7.05.	Accounting Information	40

SECTION 7.06.	Limitations of Liability	40

SECTION 7.07.	Production of Witnesses; Records; Cooperation	41

SECTION 7.08.	Privileged Matters	41

SECTION 7.09.	Confidential Information	44

SECTION 7.10.	Counsel Acknowledgment	45

ARTICLE VIII

Insurance

SECTION 8.01.	Maintenance of Insurance	45

SECTION 8.02.	Claims Under Vista Outdoor Insurance Policies	46

SECTION 8.03.	Insurance Proceeds	47

SECTION 8.04.	Claims Not Reimbursed	47

SECTION 8.05.	D&O Policies	48

SECTION 8.06.	Insurance Cooperation	48

ARTICLE IX

Further Assurances and Additional Covenants

SECTION 9.01.	Further Assurances	49

ARTICLE X

Intellectual Property

SECTION 10.01.	Consent To Use Intellectual Property And Duty To Cooperate	49

SECTION 10.02.	Intellectual Property Cross-License	52

SECTION 10.03.	Other Licenses	53

SECTION 10.04.	Scope	54

ARTICLE XI

Termination

SECTION 11.01.	Termination	53

SECTION 11.02.	Effect of Termination	53

ARTICLE XII

Miscellaneous

SECTION 12.01.	Counterparts; Entire Agreement; Corporate Power	54

SECTION 12.02.	Governing Law; Jurisdiction	54

SECTION 12.03.	Assignability	55

SECTION 12.04.	Third-Party Beneficiaries	55

SECTION 12.05.	Notices	56

SECTION 12.06.	Severability	56

SECTION 12.07.	Publicity	57

SECTION 12.08.	Expenses	57

SECTION 12.09.	Headings	58

SECTION 12.10.	Survival of Covenants	57

SECTION 12.11.	Waivers of Default	57

SECTION 12.12.	Specific Performance	58

SECTION 12.13.	No Admission of Liability	58

SECTION 12.14.	Amendments	58

SECTION 12.15.	Interpretation	59

Schedule 1.01(a)	-	Internal Transactions

Schedule 1.01(b)	-	[Outdoor Products] Accounts

Schedule 1.01(c)	-	[Outdoor Products] Equity Interests

Schedule 1.01(d)	-	[Outdoor Products] Assets

Schedule 1.01(e)	-	[Outdoor Products] Liabilities

Schedule 1.01(f)	-	Shared Contracts

Schedule 1.01(g)	-	Vista Outdoor Accounts

Schedule 1.01(h)	-	Vista Outdoor Retained Assets

Schedule 1.01(i)	-	Vista Outdoor Retained Liabilities

Schedule 2.03(b)	-	Surviving Intercompany Agreements

Schedule 3.01(a)	-	Surviving Vista Outdoor Credit Support Instruments

Schedule 3.02(a)	-	Surviving [Outdoor Products] Credit Support Instruments

Schedule 6.12(a)	-	[Outdoor Products]-Managed Actions

Schedule 6.12(b)	-	Vista Outdoor-Managed Actions

Schedule 12.08	-	Fees and Expenses

SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [•], by and between VISTA OUTDOOR INC., a Delaware corporation (“Vista Outdoor”), and [OUTDOOR PRODUCTS SPINCO INC.], a Delaware corporation and a direct wholly-owned Subsidiary of Vista Outdoor (“[Outdoor Products]”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS the board of directors of Vista Outdoor has determined that it is in the best interests of Vista Outdoor and its stockholders to effect the Spin-Off, as more fully described in this Agreement, by distributing all of the shares of [Outdoor Products] Common Stock to holders of shares of Vista Outdoor Common Stock;

WHEREAS, Vista Outdoor and [Outdoor Products] have prepared, and [Outdoor Products] has filed with the Commission, the Form 10, which includes the Information Statement and sets forth appropriate disclosure concerning [Outdoor Products] and the Distribution;

WHEREAS, Vista Outdoor and [Outdoor Products] intend that the Internal Transactions and the Distribution qualify for their Intended Tax Treatment; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Spin-Off and to set forth certain other agreements that will govern certain matters relating to the Spin-Off and the relationship of Vista Outdoor, [Outdoor Products] and their respective Subsidiaries following the Distribution;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, complaint, petition, hearing, charge, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal.

“Adversarial Action” means (a) an Action by a member of the Vista Outdoor Group, on the one hand, against a member of the [Outdoor Products] Group, on the other hand, or (b) an Action by a member of the [Outdoor Products] Group, on the one hand, against a member of the Vista Outdoor Group, on the other hand.

“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities or other interests, by Contract or otherwise; provided, however, that (a) [Outdoor Products] and the other members of the [Outdoor Products] Group shall not be considered Affiliates of Vista Outdoor or any of the other members of the Vista Outdoor Group and (b) Vista Outdoor and the other members of the Vista Outdoor Group shall not be considered Affiliates of [Outdoor Products] or any of the other members of the [Outdoor Products] Group. Notwithstanding the foregoing, solely with respect to clauses (c) through (f) of Section 10.01, the term Affiliate shall only include such Persons that are Affiliates as of the Distribution Date.

“Agent” means the distribution agent appointed by Vista Outdoor to distribute to the Record Holders, pursuant to the Distribution, the shares of [Outdoor Products] Common Stock held by Vista Outdoor.

“Agreement” means this Separation and Distribution Agreement, including the Schedules hereto.

“Ancillary Agreements” means the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreement, the Manhattan MSA, the Anoka Sublease, the Bentonville Sublease and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement.

“Anoka Sublease” means the Sublease dated as of the date of this Agreement by and between Vista Outdoor and [Outdoor Products] relating to the premises located at One Vista Way, Anoka, Minnesota 55303.

“Assets” means all assets, properties and rights of every kind and nature (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a) all accounting and other books, records, files and Personnel Records, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic recording or any other form or medium;

(b) all apparatus, fixtures, machinery, furniture, office and other equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

(d) all interests in real property of whatever nature, including buildings, land, structures, improvements and fixtures thereon, and all easements and rights-of-way appurtenant thereto, and all leasehold interests, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e) all interests in any capital stock of, or other equity interests in, any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; all other investments in securities of any Person; and all rights as a partner, joint venturer or participant;

(f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts and all rights arising thereunder;

(g) all deposits, letters of credit, performance bonds and other surety bonds;

(h) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and materials and analyses prepared by consultants and other third parties;

(i) all Intellectual Property;

(j) all IT Systems;

(k) all prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non-current);

(l) all claims or rights against any Person arising from the ownership of any other Asset, all rights in connection with any bids or offers, all Actions, Judgments or similar rights, all rights under express or implied warranties, all rights of recovery and all rights of setoff of any kind and demands of any nature, in each case whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;

(m) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(n) all licenses (including radio and similar licenses), permits, consents, approvals and authorizations that have been issued by any Governmental Authority and all pending applications therefor;

(o) Cash, bank accounts, lock boxes and other deposit arrangements;

(p) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and

(q) all goodwill as a going concern and other intangible properties.

“Bentonville Sublease” means the Sublease dated as of the date of this Agreement by and between Vista Outdoor and [Outdoor Products] relating to the premises located at [    ], Bentonville, Arkansas.

“Cash” means cash, cash equivalents, bank deposits and marketable securities, whether denominated in United States dollars or otherwise.

“Cash Management Arrangements” means all cash management arrangements pursuant to which Vista Outdoor or its Subsidiaries automatically or manually sweep cash from, or automatically or manually transfer cash to, accounts of [Outdoor Products] or any other member of the [Outdoor Products] Group.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq. (1980).

“Commission” means the Securities and Exchange Commission.

“Consents” means any consents, waivers, authorizations, ratifications, permissions, exemptions or approvals from, or notification requirements to, any Person other than a member of either Group.

“Contract” means any oral or written contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture.

“Cravath” has the meaning set forth in Section 7.10.

“Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“D&O Policies” has the meaning set forth in Section 8.05.

“Distribution” means the distribution by Vista Outdoor to the Record Holders, on a pro rata basis, of all of the outstanding shares of [Outdoor Products] Common Stock owned by Vista Outdoor on the Distribution Date.

“Distribution Date” means the date, determined by Vista Outdoor in accordance with Section 5.03, on which the Distribution occurs.

“Domain Names” means Internet domain names, URLs and social media identifiers, handles and tags.

“Employee Matters Agreement” means the Employee Matters Agreement dated as of the date of this Agreement by and between Vista Outdoor and [Outdoor Products].

“Environmental Laws” means all applicable Laws and Judgments relating to pollution or to the protection of natural resources, protection or restoration of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), endangered or threatened species or, as it relates to exposure to hazardous or toxic materials, human health.

“Environmental Liabilities” means all Liabilities arising out of, relating to or resulting from any applicable Environmental Laws, or Governmental Approvals required or issued thereunder, including such Liabilities relating to, arising out of or resulting from any (a) compliance, or any actual or alleged non-compliance, with any Environmental Law; (b) any actual or alleged presence or Release of, disposal, arrangement for disposal or transportation of, or exposure to, Hazardous Materials; (c) any actual or alleged personal injuries, property or natural resource damages, financial assurance obligations or contractual obligations related to any of the foregoing; and (d) any remediation, investigation or clean-up obligations related to any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934.

“Final Determination” has the meaning set forth in the Tax Matters Agreement.

“First Post-Distribution Report” has the meaning set forth in Section 12.07.

“Form 10” means the registration statement on Form 10 filed by [Outdoor Products] with the Commission to effect the registration of [Outdoor Products] Common Stock as a class of securities pursuant to the Exchange Act in connection with the Distribution.

“GAAP” means generally accepted accounting principles in the United States at the relevant time.

“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any Consents, registrations or permits to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign, international or multinational court, government, quasi-government, department, commission, board, bureau, agency, official or other legislative, judicial, tribunal, commission, regulatory, administrative or governmental authority.

“Group” means either the Vista Outdoor Group or the [Outdoor Products] Group, or both, as the context requires.

“Hazardous Materials” means (i) any per- or polyfluoroalkyl substances, lead, petroleum or petroleum products, radioactive materials or wastes, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls and (ii) any other material, substance or waste that in relevant form or concentration is listed or defined as hazardous or toxic or that is otherwise listed, defined or regulated under any Environmental Law.

“Indemnifying Party” has the meaning set forth in Section 6.04(a).

“Indemnitee” has the meaning set forth in Section 6.04(a).

“Indemnity Payment” has the meaning set forth in Section 6.04(a).

“Information” means information, whether or not patentable, copyrightable or protectable as a trade secret, in written, oral, electronic or other tangible or intangible forms, stored in any medium now known or yet to be created, including records, books, Contracts, instruments, Software, Know-How, communications (including those by or to attorneys (whether or not subject to the attorney-client privilege)), memos and other materials (including those prepared by attorneys or under their direction (whether or not constituting attorney work product)) and other technical, financial, employee or business information or data, documents, correspondence, materials and files.

“Information Statement” means the final Information Statement made available on the Internet or mailed to the holders of Vista Outdoor Common Stock in connection with the Distribution.

“Insurance Proceeds” means those monies:

(a) received by an insured (or its successor-in-interest) from an insurance carrier;

(b) paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or

(c) received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in each such case, net of (i) any applicable premium adjustments (including reserves and retrospectively rated premium adjustments), (ii) any costs or expenses incurred in connection with the collection thereof and (iii) any Taxes resulting from the receipt thereof.

“Intellectual Property” means any and all intellectual property and intellectual property rights existing anywhere in the world, including the following: (a) patents (including utility and design rights and inclusive of all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions thereof), patent registrations and applications (including provisional applications) and statutory invention registrations, (b) Trademarks, (c) copyrights, works of authorship (whether or not copyrightable, including all translations, adaptations, derivations and combinations thereof), mask works, designs and database rights, including, in each case, any registrations and applications for registration therefor, (d) Domain Names, (e) Software, (f) confidential and proprietary Know-How, (g) all tangible embodiments of the foregoing in whatever form or medium and (h) any other legal protections and rights, including moral rights, related to any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the Tax Matters Agreement.

“Intercompany Accounts” has the meaning set forth in Section 2.03(a).

“Intercompany Agreements” has the meaning set forth in Section 2.03(a).

“Internal Transactions” means the transactions described on Schedule 1.01(a).

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means information technology systems, computers, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment.

“Judgment” means any judgment, order or decree issued, promulgated or entered into by or with any Governmental Authority.

“Know-How” means technical, scientific, regulatory or other information, designs, ideas, concepts, invention disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), research and development, discoveries, results, creations, improvements, know-how, techniques and data, technology, algorithms, procedures, plans, processes, practices, methods, trade secrets, instructions, formulae, formulations, compositions, specifications, marketing, pricing, distribution cost and sales information, customer and supplier names and lists, tools, materials, apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, diagrams, flow charts, models, studies, reports, surveys, analyses and other writings.

“Law” means any statute, law, regulation, ordinance, rule, rule of common law, order, decree, Governmental Approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect.

“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, fines, penalties, obligations, prohibitions, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action or any award of any arbitrator or mediator of any kind, and those arising under any Contract, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include attorneys’ fees, the costs and expenses of all assessments, Judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence (including costs and expenses incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions).

“Managing Party” has the meaning set forth in Section 6.10.

“Manhattan MSA” means the Manufacturing and Supply Agreement dated as of the date of this Agreement by and between Vista Outdoor and [Outdoor Products].

“Mixed Action” has the meaning set forth in Section 6.12(c).

“Non-Managing Party” has the meaning set forth in Section 6.10.

“NYSE” means the New York Stock Exchange.

“[Outdoor Products]” has the meaning set forth in the preamble.

“[Outdoor Products] Account” means any bank, brokerage or similar account owned by [Outdoor Products] or any other member of the [Outdoor Products] Group, including the [Outdoor Products] Accounts listed or described on Schedule 1.01(b).

“[Outdoor Products] Assets” means, without duplication, the following Assets:

(a) all interests in the capital stock of, or other equity interests in, the members of the [Outdoor Products] Group (other than [Outdoor Products]) and all other equity, partnership, membership, joint venture and similar interests set forth on Schedule 1.01(c) under the caption “Joint Ventures and Minority Investments”;

(b) all Assets reflected on the [Outdoor Products] Business Balance Sheet, and all Assets acquired after the date of the [Outdoor Products] Business Balance Sheet that, had they been acquired on or before such date and owned as of such date, would reasonably and in good faith have been reflected on the [Outdoor Products] Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any dispositions of such Assets subsequent to the date of the [Outdoor Products] Business Balance Sheet;

(c) any additional Assets listed or described on Schedule 1.01(d);

(d) the rights related to the [Outdoor Products] Portion of any Shared Contract;

(e) all Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be assigned to or retained by, or allocated to, any member of the [Outdoor Products] Group; and

(f) all Assets of Vista Outdoor and its Subsidiaries that, immediately prior to the Distribution Date, are primarily related to or used or held for use primarily in connection with the business or operations of the [Outdoor Products] Business (unless otherwise expressly provided in this Agreement).

Notwithstanding the foregoing, the [Outdoor Products] Assets shall not include (i) any Vista Outdoor Retained Assets, (ii) any Assets governed by the Tax Matters Agreement, (iii) any Assets governed by the Employee Matters Agreement, (iv) the rights related to the Vista Outdoor Portion of any Shared Contracts, (v) any Assets that, immediately prior to the Distribution Date, are primarily related to or used or held for use primarily in connection with the business or operations of the Vista Outdoor Business (unless otherwise expressly provided in this Agreement) and (vi) Assets required by Vista Outdoor to perform its obligations under the Transition Services Agreement.

“[Outdoor Products] Bank Debt Incurrence” means any incurrence of indebtedness at or following the Closing Date (or commitments to provide any such indebtedness) by [Outdoor Products] or any member of its Group.

“[Outdoor Products] Business” means the businesses and operations whose financial results were collectively reported as the “Outdoor Products” reporting segment of Vista Outdoor immediately prior to the Distribution Date, including as described in the Information Statement.

“[Outdoor Products] Business Balance Sheet” means the balance sheet of the [Outdoor Products] Business, including the notes thereto, as of [•], included in the Information Statement.

“[Outdoor Products] Common Stock” means, collectively, the common stock, $0.01 par value per share, of [Outdoor Products].

“[Outdoor Products] Credit Support Instruments” has the meaning set forth in Section 3.02(a).

“[Outdoor Products] Group” means (a) [Outdoor Products], (b) each Person that will be a Subsidiary of [Outdoor Products] following the Internal Transactions and immediately prior to the Distribution, including the entities set forth on Schedule 1.01(c) under the caption “Subsidiaries”, and (c) each Person that becomes a Subsidiary of [Outdoor Products] after the Distribution, including in each case any Person that is merged or consolidated with or into [Outdoor Products] or any Subsidiary of [Outdoor Products].

“[Outdoor Products] Indemnitees” has the meaning set forth in Section 6.03.

“[Outdoor Products] IP” means the Intellectual Property included in the [Outdoor Products] Assets.

“[Outdoor Products] Know-How” means the Know-How included in the [Outdoor Products] Assets.

“[Outdoor Products] Marks” means the Trademarks included in the [Outdoor Products] Assets.

“[Outdoor Products] Liabilities” means, without duplication, the following Liabilities:

(a) all Liabilities (including Environmental Liabilities) to the extent relating to, arising out of or resulting from:

(i) the facilities, operation or conduct of the [Outdoor Products] Business as conducted at any time prior to the Distribution (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the [Outdoor Products] Business);

(ii) the facilities, operation or conduct of the [Outdoor Products] Business or any other business conducted by [Outdoor Products] or any other member of the [Outdoor Products] Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(iii) any terminated, divested or discontinued facilities, businesses or operations of the [Outdoor Products] Business; or

(iv) the [Outdoor Products] Assets;

(b) all Liabilities reflected as liabilities or obligations on the [Outdoor Products] Business Balance Sheet, and all Liabilities arising or assumed after the date of the [Outdoor Products] Business Balance Sheet that, had they arisen or been assumed on or before such date and been existing obligations as of such date, would reasonably and in good faith have been reflected on the [Outdoor Products] Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the [Outdoor Products] Business Balance Sheet;

(c) any additional Liabilities listed or described on Schedule 1.01(e);

(d) the obligations related to the [Outdoor Products] Portion of any Shared Contract;

(e) all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the [Outdoor Products] Group; and

(f) all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case with respect to all information contained in, or incorporated by reference into, the Form 10, any registration statement, offering memorandum or other marketing materials relating to the [Outdoor Products] Bank Debt Incurrence or any other document filed with the Commission in connection with the Spin-Off or as contemplated by this Agreement, but in all cases excluding Vista Outdoor Disclosure Sections.

Notwithstanding the foregoing, the [Outdoor Products] Liabilities shall not include (i) any Vista Outdoor Retained Liabilities, (ii) any Liabilities governed by the Tax Matters Agreement, (iii) any Liabilities governed by the Employee Matters Agreement, (iv) any obligations related to the Vista Outdoor Portion of any Shared Contract or (v) any Liabilities that, immediately prior to the Distribution Date, are primarily related to the business or operations of the Vista Outdoor Business (unless otherwise expressly provided in this Agreement).

“[Outdoor Products] Portion” has the meaning set forth in Section 2.04.

“Party” means either party hereto, and “Parties” means both parties hereto.

“Person” means an individual, a general or limited partnership, a corporation, an association, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.

“Personal Information” means (a) any information relating to an identified or identifiable natural person and (b) any information that constitutes personal information, personally identifiable information or personal data under any Privacy and Data Security Requirements.

“Personnel Records” means all personnel files, data and other personnel information that relates to (a) in the case of the Vista Outdoor Group, any Vista Outdoor Employee, Former Vista Outdoor Employee or Former Shared Services Employee (each, as defined in the Employee Matters Agreement) and any other service provider of the Vista Outdoor Group immediately following the Distribution Date, or (b) in the case of the [Outdoor Products] Group, any [Outdoor Products] Employee, Former [Outdoor Products] Employee (each, as defined in the Employee Matters Agreement) and any other service provider of the [Outdoor Products] Group immediately following the Distribution Date and, in each case under clauses (a) and (b), other than files, data and information that are (or is) prohibited from being made available as a result of applicable Laws regarding the safeguarding of data privacy or any other legal obligation to maintain the confidentiality of such files, data or information.

“Privacy and Data Security Requirements” means, with respect to either Party and the members of its Group, as applicable, (a) any Laws regulating the collecting, accessing, using, disclosing, transmitting, transferring, securing, sharing, storing, maintaining, retaining, deleting, disposing, modifying, protecting, privacy or processing (collectively, “Processing”) of Personal Information (including, as applicable, the California Consumer Privacy Act, the European Union General Data Protection Regulation (EU) 2016/679 (the “GDPR”) and any other Laws implementing the GDPR into national Law, the Personal Information Protection Law of the People’s Republic of China and other international, foreign, federal, local and state data security and data privacy Laws), (b) obligations under all Contracts to which such Party or any members of its Group is a party or by which such Party or any members of its Group is bound that relate substantially to the Processing of Personal Information or the protection of IT Systems and (c) all of the current internal and publicly posted written policies of such Party or any members of its Group regarding the Processing of Personal Information.

“Processing” has the meaning set forth in the definition of “Privacy and Data Security Requirements”.

“Record Date” means the close of business on the date determined by the Vista Outdoor board of directors as the record date for determining the holders of shares of Vista Outdoor Common Stock to receive shares of [Outdoor Products] Common Stock distributed pursuant to the Distribution.

“Record Holders” has the meaning set forth in Section 5.01(b).

“Retained Information” has the meaning set forth in Section 7.04.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, license or other encumbrance of any nature whatsoever.

“Separation” means (a) the Internal Transactions, (b) any actions to be taken pursuant to Article II and (c) any other transfers of Assets and assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, provided for in this Agreement or in any Ancillary Agreement.

“Shared Background IP” has the meaning set forth in Section 10.02.

“Shared Contract” means any Contract of any member of either Group with a third party that relates in any material respect to both the [Outdoor Products] Business and the Vista Outdoor Business, including the contracts and agreements set forth on Schedule 1.01(f); provided that the Parties may, by mutual consent, elect to include in, or exclude from, this definition any Contract.

“Software” means any and all (a) computer programs and applications, including software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation including user manuals and other training documentation relating to any of the foregoing.

“Spin-Off” means the Separation and the Distribution.

“Subsidiary” of any Person means any partnership, corporation, trust, joint venture, unincorporated organization, limited liability entity or other legal entity of which an amount of the securities or interests having by the terms thereof voting power to elect at least a majority of the board of directors or other analogous governing body of such entity (or, if there are no such voting securities or voting interests, of which at least a majority of the equity interests) is directly or indirectly owned or controlled by such first Person, or the general partner of which is such first Person.

“Surviving [Outdoor Products] Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“Surviving Vista Outdoor Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“Tax Matters Agreement” means the Tax Matters Agreement dated as of the date of this Agreement by and between Vista Outdoor and [Outdoor Products].

“Tax Opinion Representations” has the meaning set forth in the Tax Matters Agreement.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Taxes” has the meaning set forth in the Tax Matters Agreement.

“Third-Party Claim” means any assertion by a Person (including any Governmental Authority) who is not a member of the Vista Outdoor Group or the [Outdoor Products] Group of any claim, or the commencement by any such Person of any Action, against any member of the Vista Outdoor Group or the [Outdoor Products] Group.

“Third-Party Proceeds” has the meaning set forth in Section 6.04(a).

“Trademarks” means trademarks, service marks, trade names, logos, slogans, trade dress or other source identifiers, including any registration or any application for registration therefor, together with all goodwill associated therewith.

“Transition Services Agreement” means the Transition Services Agreement dated as of the date of this Agreement between Vista Outdoor and [Outdoor Products].

“Vista Outdoor” has the meaning set forth in the preamble.

“Vista Outdoor Account” means any bank, brokerage or similar account owned by Vista Outdoor or any other member of the Vista Outdoor Group, including the Vista Outdoor Accounts listed or described on Schedule 1.01(g).

“Vista Outdoor Assets” means all Assets of Vista Outdoor and its Subsidiaries immediately prior to the Distribution Date, other than the [Outdoor Products] Assets, including the following Assets:

(a) the Vista Outdoor Retained Assets;

(b) all Assets of Vista Outdoor and its Subsidiaries that, as of immediately prior to the Distribution Date, are primarily related to or used or held for use primarily in connection with the business or operations of the Vista Outdoor Business (unless otherwise expressly provided in connection with this Agreement);

(c) all interests in the capital stock, or other equity interests in, the members of the Vista Outdoor Group (other than Vista Outdoor);

(d) all Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be retained by, or allocated to, any member of the Vista Outdoor Group; and

(e) the rights related to the Vista Outdoor Portion of any Shared Contract.

Notwithstanding the foregoing, the Vista Outdoor Assets shall not include (i) any Assets governed by the Tax Matters Agreement, (ii) any Assets governed by the Employee Matters Agreement and (iii) any Assets required by [Outdoor Products] to perform its obligations under the Transition Services Agreement.

“Vista Outdoor Business” means the business and operations conducted by Vista Outdoor and its Subsidiaries immediately prior to the Distribution Date, taken as a whole, other than the [Outdoor Products] Business.

“Vista Outdoor Common Stock” means, collectively, the common stock, $0.01 par value per share, of Vista Outdoor.

“Vista Outdoor Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“Vista Outdoor Disclosure Sections” means all information set forth in or omitted from the Form 10 or Information Statement to the extent relating to (a) the Vista Outdoor Group, (b) the Vista Outdoor Liabilities, (c) the Vista Outdoor Assets or (d) the Vista Outdoor’s board of directors’ consideration of the Spin-Off, including the section entitled “Reasons for the Spin-Off”.

“Vista Outdoor Group” means Vista Outdoor and each of its Subsidiaries, but excluding any member of the [Outdoor Products] Group.

“Vista Outdoor Indemnitees” has the meaning set forth in Section 6.02.

“Vista Outdoor IP” means the Intellectual Property included in the Vista Outdoor Assets.

“Vista Outdoor Know-How” means the Know-How included in the Vista Outdoor Assets.

“Vista Outdoor Liabilities” means all Liabilities of Vista Outdoor and its Subsidiaries as of immediately prior to the Distribution Date, other than the [Outdoor Products] Liabilities, including the following Liabilities:

(a) all Liabilities (including Environmental Liabilities) to the extent relating to, arising out of or resulting from:

(i) the facilities, operation or conduct of the Vista Outdoor Business as conducted at any time prior to the Distribution (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the Vista Outdoor Business);

(ii) the facilities, operation or conduct of the Vista Outdoor Business or any other business conducted by Vista Outdoor or any other member of the Vista Outdoor Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(iii) any terminated, divested or discontinued facilities, businesses or operations of the Vista Outdoor Business (other than the [Outdoor Products] Business, the [Outdoor Products] Group and any terminated, divested or discontinued facilities, businesses or operations of the [Outdoor Products] Business); or

(iv) the Vista Outdoor Assets;

(b) the Vista Outdoor Retained Liabilities;

(c) any obligations related to the Vista Outdoor Portion of any Shared Contract;

(d) all Liabilities of Vista Outdoor and its Subsidiaries that, immediately prior to the Distribution Date, are primarily related to the business or operations of the Vista Outdoor Business (unless otherwise expressly provided in this Agreement); and

(e) all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case with respect to the Vista Outdoor Disclosure Sections.

Notwithstanding the foregoing, the Vista Outdoor Liabilities shall not include (i) any Liabilities governed by the Tax Matters Agreement and (ii) any Liabilities governed by the Employee Matters Agreement.

“Vista Outdoor Marks” means the Trademarks included in the Vista Outdoor Assets.

“Vista Outdoor Policy Pre-Separation Insurance Claim” means any (a) claim made against a member of the [Outdoor Products] Group or a member of the Vista Outdoor Group and reported to the applicable insurer(s) at or prior to the Distribution in respect of an act or omission occurring at or prior to the Distribution that results in a Liability under a “claims-made-based” insurance policy of the Vista Outdoor Group in effect at or prior to the Distribution or any extended reporting period thereof or (b) Action (whether made prior to, at or following the Distribution) in respect of a Liability occurring at or prior to the Distribution under an “occurrence-based” insurance policy of any member of the Vista Outdoor Group in effect at or prior to the Distribution.

“Vista Outdoor Portion” has the meaning set forth in Section 2.04.

“Vista Outdoor Retained Assets” means any specified Assets set forth on Schedule 1.01(h).

“Vista Outdoor Retained Liabilities” means any specified Liabilities set forth on Schedule 1.01(i).

ARTICLE II

The Separation

SECTION 2.01. Transfer of Assets and Assumption of Liabilities. (a) Prior to the Distribution, and subject to Section 2.01(e), the Parties shall cause the Internal Transactions to be completed.

(b) Subject to Section 2.01(e), prior to the Distribution, the Parties shall, and shall cause their respective Group members to, execute such instruments of assignment or transfer, and take such other corporate actions as are necessary to:

(i) assign, transfer or convey to one or more members of the [Outdoor Products] Group all of the right, title and interest of the Vista Outdoor Group in, to and under all [Outdoor Products] Assets not already owned by the [Outdoor Products] Group;

(ii) assign, transfer or convey to one or more members of the Vista Outdoor Group all of the right, title and interest of the [Outdoor Products] Group in, to and under all Vista Outdoor Assets not already owned by the Vista Outdoor Group;

(iii) cause one or more members of the [Outdoor Products] Group to assume all of the [Outdoor Products] Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the Vista Outdoor Group; and

(iv) cause one or more members of the Vista Outdoor Group to assume all of the Vista Outdoor Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the [Outdoor Products] Group.

Notwithstanding anything to the contrary in this Agreement, no member of the Vista outdoor Group or the [Outdoor Products] Group shall be required to transfer any Information except as required by Article VII.

(c) In the event that it is discovered after the Distribution that there was an omission of (i) the transfer or conveyance by [Outdoor Products] (or a member of the [Outdoor Products] Group) to, or the acceptance or assumption by, Vista Outdoor (or a member of the Vista Outdoor Group) of any Vista Outdoor Asset or Vista Outdoor Liability, as the case may be, (ii) the transfer or conveyance by Vista Outdoor (or a member of the Vista Outdoor Group) to, or the acceptance or assumption by, [Outdoor Products] (or a member of the [Outdoor Products] Group) of any [Outdoor Products] Asset or [Outdoor Products] Liability, as the case may be, or (iii) the transfer or conveyance by one Party (or any other member of its Group) to, or the acceptance or assumption by, the other Party (or any other member of its Group) of any Asset or Liability, as the case may be, that, had the Parties given specific consideration to such Asset or Liability prior to the Distribution, would have otherwise been so transferred, conveyed, accepted or assumed, as the case may be, pursuant to this Agreement or the Ancillary Agreements, the Parties shall, subject to Section 2.01(e), use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption of such Asset or Liability, as the case may be, as promptly as reasonably practicable. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(c) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Distribution, except as otherwise required by applicable Law or a Final Determination.

(d) In the event that it is discovered after the Distribution that there was (i) a transfer or conveyance by [Outdoor Products] (or a member of the [Outdoor Products] Group) to, or the acceptance or assumption by, Vista Outdoor (or a member of the Vista Outdoor Group) of any [Outdoor Products] Asset or [Outdoor Products] Liability, as the case may be, or (ii) a transfer or conveyance by Vista Outdoor (or a member of the Vista Outdoor Group) to, or the acceptance or assumption by, [Outdoor Products] (or a member of the [Outdoor Products] Group) of any Vista Outdoor Asset or Vista Outdoor Liability, as the case may be, the Parties shall, subject to Section 2.01(e), use reasonable best efforts to transfer or convey such Asset or Liability back to the transferring or conveying Party or to rescind any acceptance or assumption of such Asset or Liability, as the case may be, as promptly as reasonably practicable. Any transfer or conveyance made or acceptance or assumption rescinded pursuant to this Section 2.01(d) shall be treated by the Parties for all purposes as if such Asset or Liability had never been originally transferred, conveyed, accepted or assumed, as the case may be, except as otherwise required by applicable Law or a Final Determination.

(e) To the extent that any transfer or conveyance of any Asset (other than Shared Contracts, which are governed solely by Section 2.04) or acceptance or assumption of any Liability (other than Shared Contracts, which are governed solely by Section 2.04) required by this Agreement to be so transferred, conveyed, accepted or assumed, as the case may be, shall not have been completed prior to the Distribution, the Parties shall use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption, as the case may be, as promptly as reasonably practicable following the Distribution. Nothing in this Agreement shall be deemed to require the transfer or conveyance of any Assets or the acceptance or assumption of any Liabilities which by their respective terms (or the terms of any Contract relating to such Asset or

Liability) or operation of Law cannot be so transferred, conveyed, accepted or assumed; provided, however, that, prior to and following the Distribution, the Parties shall use reasonable best efforts to obtain and make any Governmental Approvals and other Consents necessary for the transfer, conveyance, acceptance or assumption, as the case may be, of all Assets and Liabilities required by this Agreement to be so transferred, conveyed, accepted or assumed; provided, further that neither Party nor any member of its Group shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person, or expend any money or take any action that would require the expenditure of money, in order to obtain or make any such Consent (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to such Asset or intended to assume such Liability, as applicable, as promptly as reasonably practicable). In the event that any such transfer, conveyance, acceptance or assumption, as the case may be, has not been completed effective as of the Distribution, the Party retaining such Asset or Liability (or the member of the Party’s Group retaining such Asset or Liability) shall thereafter hold such Asset for the use and benefit, and at the expense, of the Party or the member of its Group to which such Asset should have been transferred or conveyed pursuant to this Agreement and retain such Liability for the account, and at the expense, of the Party or the member of its Group by which such Liability should have been assumed or accepted pursuant to this Agreement, and take such other actions as may be reasonably requested by the Party or the member of its Group to which such Asset should have been transferred or conveyed, or by which such Liability should have been assumed or accepted, as the case may be, in order to place such Party or such member of its Group, insofar as reasonably possible without violation of the terms of such Asset or Liability (or the terms of any Contract relating to such Asset or Liability) or violation of Law, in the same position as it would have been had such Asset or Liability been transferred, conveyed, accepted or assumed, as the case may be, as contemplated by this Agreement and so that the benefits and burdens relating to such Asset or Liability, as the case may be, including possession, use, risk of loss, potential for gain/loss and control over such Asset or Liability, as the case may be, are to inure from and after the Distribution to such Party or such member of its Group. As and when any such Asset or Liability becomes transferable or assumable, as the case may be, the Parties shall, and shall cause the members of their respective Groups to, use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption, as the case may be, as promptly as reasonably practicable.

(f) The Party retaining any Asset or Liability due to the deferral of the transfer or conveyance of such Asset or the deferral of the acceptance or assumption of such Liability pursuant to this Section 2.01 or otherwise shall not be obligated by this Agreement, in connection with this Section 2.01, to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation), or expend any money or take any action that would require the expenditure of money (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group to which such Asset should have been transferred or conveyed pursuant to this Agreement or by which such Liability should have been assumed or accepted pursuant to this Agreement, as applicable, as promptly as reasonably practicable). For the avoidance of doubt, reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees shall not include any purchase price, license fee or other payment or compensation for the procurement of any asset intended to replace an Asset in the course of a Party’s obligation under Section 2.01(e).

(g) [Outdoor Products] hereby waives compliance by each and every member of the Vista Outdoor Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the [Outdoor Products] Assets to any member of the [Outdoor Products] Group.

(h) Vista Outdoor hereby waives compliance by each and every member of the [Outdoor Products] Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Vista Outdoor Assets to any member of the Vista Outdoor Group.

(i) In the event that Vista Outdoor determines to seek novation with respect to any [Outdoor Products] Liability, [Outdoor Products] shall reasonably cooperate with, and shall cause the members of the [Outdoor Products] Group to reasonably cooperate with, Vista Outdoor and the members of the Vista Outdoor Group (including, where necessary, entering into appropriate instruments of assumption and, where necessary, [Outdoor Products] providing parent guarantees in support of the obligations to the extent assumed pursuant to such instruments of assumption by other members of the [Outdoor Products] Group) to cause such novation to be obtained, on terms reasonably acceptable to [Outdoor Products], and to have Vista Outdoor and the members of the Vista Outdoor Group released from all liability to third parties under the applicable Contract arising after the date of such novation and, in the event [Outdoor Products] determines to seek novation with respect to any Vista Outdoor Liability, Vista Outdoor shall reasonably cooperate with, and shall cause the members of the Vista Outdoor Group to reasonably cooperate with, [Outdoor Products] and the members of the [Outdoor Products] Group (including, where necessary, entering into appropriate instruments of assumption and, where necessary, Vista Outdoor providing parent guarantees in support of the obligations to the extent assumed pursuant to such instruments of assumption by other members of the Vista Outdoor Group) to cause such novation to be obtained, on terms reasonably acceptable to Vista Outdoor, and to have [Outdoor Products] and the members of the [Outdoor Products] Group released from all liability to third parties under the applicable Contract arising after the date of such novation; provided that neither Party nor any other member of its Group shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty (other than any parent guaranty expressly contemplated by this Section 2.01(i)) or other financial accommodation) to any Person, or expend any money or take any action that would require the expenditure of money, in order to cause such novation to be obtained (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to such Asset or intended to assume such Liability, as applicable, as promptly as reasonably practicable).

SECTION 2.02. Certain Matters Governed Exclusively by Ancillary Agreements. Each Party agrees on behalf of itself and the other members of its Group that, except as explicitly provided in this Agreement or in any Ancillary Agreement, (a) the Tax Matters Agreement shall exclusively govern all matters relating to Taxes between the Parties (except to the extent that tax matters relating to employee and employee benefits-related matters are addressed in the Employee Matters Agreement), (b) the Employee Matters Agreement shall exclusively govern the allocation of Assets and Liabilities related to employees and employee compensation and benefits matters with respect to employees and former employees of members of both the Vista Outdoor Group and the [Outdoor Products] Group (except to the extent that employee compensation and benefits-related reimbursements are addressed in the Transition Services Agreement) (it being understood that any such Assets and Liabilities, as allocated pursuant to the Employee Matters Agreement, shall constitute [Outdoor Products] Assets, [Outdoor Products] Liabilities, Vista Outdoor Assets or Vista Outdoor Liabilities, as applicable, hereunder and shall be subject to Article VI hereof), (c) the Transition Services Agreement shall exclusively govern all matters relating to the provision of certain services identified therein to be provided by each Party to the other on a transitional basis following the Distribution, (d) the Manhattan MSA shall exclusively govern all matters relating to the manufacture and supply of Units (as defined in the Manhattan MSA) by [Outdoor Products] to Vista Outdoor, (e) the Anoka Sublease shall exclusively govern all matters relating to the Subleased Premises (as defined in the Anoka Sublease) and (f) the Bentonville Sublease shall exclusively govern all matters relating to the Subleased Premises (as defined in the Bentonville Sublease).

SECTION 2.03. Termination of Agreements; Settlement of Intercompany Accounts; Bank Accounts. (a) Except as set forth in Section 2.03(b) or as otherwise provided by the steps constituting the Internal Transactions, in furtherance of the releases and other provisions of Section 6.01, effective as of the Distribution, [Outdoor Products] and each other member of the [Outdoor Products] Group, on the one hand, and Vista Outdoor and each other member of the Vista Outdoor Group, on the other hand, hereby terminate or settle, as applicable, any and all Contracts between such Parties and in existence as of the Distribution Date (“Intercompany Agreements”), including all intercompany payables due or receivables owed (“Intercompany Accounts”) between such Parties (including any such payables or receivables which relate to payroll) and in effect or accrued as of the Distribution Date (except for any such Intercompany Accounts arising pursuant to an Ancillary Agreement or any other Intercompany Agreement that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution Date). No such terminated Intercompany Agreement or Intercompany Account (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date, provided that any Intercompany Account that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution Date shall instead be settled in accordance with the terms of such Ancillary Agreement or other Intercompany Agreement. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements with respect to any Intercompany Agreement.

(b) The provisions of Section 2.03(a) shall not apply to any of the following Intercompany Agreements or Intercompany Accounts (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other Intercompany Agreement or Intercompany Account expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by either Party or any other member of its Group); (ii) those Intercompany Agreements set forth on Schedule 2.03(b); (iii) any Agreements to which any third party is a party, including Shared Contracts; and (iv) any other Intercompany Agreements or Intercompany Accounts that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution Date.

(c) (i) Vista Outdoor and [Outdoor Products] each agrees to take, or cause the members of their respective Groups to take, prior to the Distribution (or as promptly as reasonably practicable thereafter), all actions necessary to amend all Contracts governing [Outdoor Products] Accounts so that such [Outdoor Products] Accounts, if linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any Vista Outdoor Accounts are de-linked from such Vista Outdoor Accounts.

(ii) Vista Outdoor and [Outdoor Products] each agrees to take, or cause the members of their respective Groups to take, prior to the Distribution (or as promptly as reasonably practicable thereafter), all actions necessary to amend all Contracts governing the Vista Outdoor Accounts so that such Vista Outdoor Accounts, if linked to any [Outdoor Products] Accounts, are de-linked from such [Outdoor Products] Accounts.

(iii) With respect to any outstanding checks issued by, or payments made by, Vista Outdoor, [Outdoor Products] or any of their respective Subsidiaries prior to the Distribution, such outstanding checks shall be honored from and after the Distribution by the Person or Group owning the account on which the check is drawn, without limiting the ultimate allocation of Liability for such amounts under this Agreement or any Ancillary Agreement.

(iv) As between Vista Outdoor and [Outdoor Products] (and the members of their respective Groups), except to the extent prohibited by applicable Law or a Final Determination, all payments and reimbursements received after the Distribution by either Party (or any other member of its Group) to which the other Party (or any other member of its Group) is entitled under this Agreement, shall be held by such Party (or the applicable member of its Group) in trust for the use and benefit of the Person entitled thereto and, within 60 days of receipt by such Party (or the applicable member of its Group) of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the other Party (or the applicable member of its Group), the amount of such payment or reimbursement without right of setoff.

(d) Each Party shall, and shall cause its Subsidiaries to, take all necessary actions to remove each of [Outdoor Products] and [Outdoor Products]’s Subsidiaries from all Cash Management Arrangements to which it is a party, in each case prior to the close of business on the business day immediately prior to the Distribution Date.

SECTION 2.04. Shared Contracts. (a) The Parties shall, and shall cause the members of their respective Groups to, use their respective reasonable best efforts to work together (and, if necessary and desirable, until the earlier of two years after the Distribution Date and such time as the formal division, partial assignment, modification or replication of such Shared Contract is effected, to work with the third party to such Shared Contract) in an effort to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (i) a member of the [Outdoor Products] Group is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the [Outdoor Products] Business (the “[Outdoor Products] Portion”), which rights shall be an [Outdoor Products] Asset and which obligations shall be an [Outdoor Products] Liability, and (ii) a member of the Vista Outdoor Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract not relating to the [Outdoor Products] Business (the “Vista Outdoor Portion”), which rights shall be a Vista Outdoor Asset and which obligations shall be a Vista Outdoor Liability. Nothing in this Agreement shall require the division, partial assignment, modification or replication of a Shared Contract unless and until any necessary Consents are obtained or made, as applicable. If the Parties, or their respective Group members, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify or replicate such Shared Contract prior to the Distribution as contemplated by the previous sentence, then the Parties shall, and shall cause their respective Group members to, cooperate in any reasonable and permissible arrangement to provide that, following the Distribution and until the earlier of two years after the Distribution Date and such time as the formal division, partial assignment, modification or replication of such Shared Contract as contemplated by the previous sentence is effected, a member of the [Outdoor Products] Group shall receive the interest in the benefits and obligations of the [Outdoor Products] Portion under such Shared Contract and a member of the Vista Outdoor Group shall receive the interest in the benefits and obligations of the Vista Outdoor Portion under such Shared Contract, it being understood that no Party shall have Liability to the other Party for the failure of any third party to perform its obligations under any such Shared Contract.

(b) Nothing in this Section 2.04 shall require either Party or any member of their respective Groups to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person or expend any money or take any action that would require the expenditure of money (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to the applicable Asset or intended to assume the applicable Liability, as applicable, as promptly as reasonably practicable). For the avoidance of doubt, reasonable out-of-pocket expenses, and recording or similar fees shall not include any purchase price, license fee or other payment or compensation for the procurement of any asset secured to replace an Asset in the course of a Party’s obligation under Section 2.04(a).

SECTION 2.05. Disclaimer of Representations and Warranties. (a) Each of Vista Outdoor (on behalf of itself and each other member of the Vista Outdoor Group) and [Outdoor Products] (on behalf of itself and each other member of the [Outdoor Products] Group) understands and agrees that, except as expressly set forth in this Agreement, any Ancillary Agreement or the Tax Opinion Representations, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement or any Ancillary Agreement is representing or warranting in any way as to any Assets or Liabilities transferred, conveyed, accepted or assumed as contemplated hereby or thereby, as to the sufficiency of such Assets or Liabilities transferred, conveyed, accepted or assumed hereby or thereby for the conduct and operations of the Vista Outdoor Business or [Outdoor Products] Business, as applicable, as to any Governmental Approvals or other Consents required in connection therewith or in connection with any past transfers of the Assets or assumptions of the

Liabilities, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets or Liabilities of such Party, or as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any such Party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof.

(b) Except as may expressly be set forth herein or in any Ancillary Agreement, any such Assets are being transferred or conveyed on an “as is”, “where is” basis and the respective transferees shall bear the economic and legal risks that (i) any transfer or conveyance shall prove to be insufficient to vest in the transferee good and marketable title or interest, free and clear of any Security Interest, and (ii) any necessary Governmental Approvals or other Consents are not obtained or that any requirements of Laws or Judgments are not complied with.

ARTICLE III

Credit Support

SECTION 3.01. Replacement of Vista Outdoor Credit Support. (a) [Outdoor Products] shall use reasonable best efforts to arrange, at its sole cost and expense and effective on or prior to the Distribution Date, the termination or replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances of credit support (“Credit Support Instruments”) provided by, through or on behalf of Vista Outdoor or any other member of the Vista Outdoor Group for the benefit of [Outdoor Products] or any other member of the [Outdoor Products] Group (the “Vista Outdoor Credit Support Instruments”), other than any of the Vista Outdoor Credit Support Instruments set forth on Schedule 3.01(a) (the “Surviving Vista Outdoor Credit Support Instruments”), with alternate arrangements that do not require any credit support from Vista Outdoor or any other member of the Vista Outdoor Group, and shall use reasonable best efforts to obtain from the beneficiaries of such Vista Outdoor Credit Support Instruments written releases (which in the case of a letter of credit or bank guarantee would be effective upon surrender of the original Vista Outdoor Credit Support Instrument to the originating bank and such bank’s confirmation in writing to Vista Outdoor of the cancelation thereof) indicating that Vista Outdoor or such other member of the Vista Outdoor Group will, effective upon the consummation of the Distribution, have no liability with respect to such Vista Outdoor Credit Support Instruments, in each case reasonably satisfactory to Vista Outdoor.

(b) If [Outdoor Products] is unable to obtain, or to cause to be obtained, the termination or replacement of, and corresponding release of Vista Outdoor or such other members of the Vista Outdoor Group from, any Vista Outdoor Credit Support Instrument pursuant to Section 3.01(a) on or prior to the Distribution Date, (i) without limiting [Outdoor Products]’s obligations under Article VI, [Outdoor Products] shall, and shall cause the relevant member of the [Outdoor Products] Group that has assumed the Liability with respect to such Vista Outdoor Credit Support Instrument to, indemnify and hold harmless the member of the Vista Outdoor Group that is the guarantor or obligor under such Visa Outdoor Credit Support Instrument for any Liability arising out of, resulting from or relating thereto in accordance with the provisions of Article VI and shall, or shall cause one of its Subsidiaries to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) if such Vista Outdoor Credit Support Instrument is in the form of a letter of credit or bank guarantee, [Outdoor Products] shall provide Vista Outdoor with a letter of credit or guarantee, in each case issued by a bank reasonably acceptable to Vista Outdoor, against losses arising from such Vista Outdoor Credit Support Instrument or, if Vista Outdoor agrees in writing, cash collateralize the full amount of such Vista Outdoor Credit Support Instrument and (iii) with respect to such Vista Outdoor Credit Support Instrument, each Party, on behalf of itself and the members of its Group, agrees, except as otherwise expressly required by the terms of a Contract with a third party in effect as of the Distribution, not to renew or extend the term of, increase its obligations under or transfer to a third party, any loan, guarantee, lease, sublease, license, Contract or other obligation for which the other Party or any member of the other Party’s Group is or may be liable under such Vista Outdoor Credit Support Instrument unless all obligations of the other Party and the other members of the other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the other Party. With respect to all Surviving Vista Outdoor Credit Support Instruments, [Outdoor Products] shall take the actions set forth in the provisions of clauses (i), (ii) and (iii) of the foregoing sentence.

SECTION 3.02. Replacement of [Outdoor Products] Credit Support. (a) Vista Outdoor shall use reasonable best efforts to arrange, at its sole cost and expense and effective on or prior to the Distribution Date, the termination or replacement of all Credit Support Instruments provided by, through or on behalf of [Outdoor Products] or any other member of the [Outdoor Products] Group for the benefit of Vista Outdoor or any other member of the Vista Outdoor Group (the “[Outdoor Products] Credit Support Instruments”), other than any of the [Outdoor Products] Credit Support Instruments set forth on Schedule 3.02(a) (the “Surviving [Outdoor Products] Credit Support Instruments”), with alternate arrangements that do not require any credit support from [Outdoor Products] or any other member of the [Outdoor Products] Group, and shall use reasonable best efforts to obtain from the beneficiaries of such [Outdoor Products] Credit Support Instruments written releases (which in the case of a letter of credit or bank guarantee would be effective upon surrender of the original [Outdoor Products] Credit Support Instrument to the originating bank and such bank’s confirmation in writing to [Outdoor Products] of the cancelation thereof) indicating that [Outdoor Products] or such other member of the [Outdoor Products] Group will, effective upon the consummation of the Distribution, have no liability with respect to such [Outdoor Products] Credit Support Instruments, in each case reasonably satisfactory to [Outdoor Products].

(b) If Vista Outdoor is unable to obtain, or to cause to be obtained, the termination or replacement of, and corresponding release of [Outdoor Products] or such other members of the [Outdoor Products] Group from, any [Outdoor Products] Credit Support Instrument pursuant to Section 3.02(a) on or prior to the Distribution Date, (i) without limiting Vista Outdoor’s obligations under Article VI, Vista Outdoor shall, and shall cause the relevant member of the Vista Outdoor Group that has assumed the Liability with respect to such [Outdoor Products] Credit Support Instrument to, indemnify and hold harmless the member of the [Outdoor Products] Group that is the guarantor or obligor under such [Outdoor Products] Credit Support Instrument for any Liability arising out of, resulting from or relating thereto in accordance with the provisions of Article VI and shall, or shall cause one of its Subsidiaries to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) if such [Outdoor Products] Credit Support Instrument is in the form of a letter of credit or bank guarantee, Vista Outdoor shall provide [Outdoor Products] with a letter of credit or guarantee, in each case issued by a bank reasonably acceptable to [Outdoor Products], against losses arising from such [Outdoor Products] Credit Support Instrument or, if [Outdoor Products] agrees in writing, cash collateralize the full amount of such [Outdoor Products] Credit Support Instrument and (iii) with respect to such [Outdoor Products] Credit Support Instrument, each Party, on behalf of itself and the members of its Group, agrees, except as otherwise expressly required by the terms of a Contract with a third party in effect as of the Distribution, not to renew or extend the term of, increase its obligations under or transfer to a third party, any loan, guarantee, lease, sublease, license, Contract or other obligation for which the other Party or any member of the other Party’s Group is or may be liable under such [Outdoor Products] Credit Support Instrument unless all obligations of the other Party and the other members of the other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the other Party. With respect to all Surviving [Outdoor Products] Credit Support Instruments, Vista Outdoor shall take the actions set forth in the provisions of clauses (i), (ii) and (iii) of the foregoing sentence.

SECTION 3.03. Written Notice of Credit Support Instruments. Vista Outdoor and [Outdoor Products] shall provide each other with written notice of the existence of all Credit Support Instruments within a reasonable period prior to the Distribution.

ARTICLE IV

Actions Pending the Distribution

SECTION 4.01. Actions Prior to the Distribution. (a) Subject to the conditions specified in Section 4.02 and subject to Section 5.03, Vista Outdoor and [Outdoor Products] shall use reasonable best efforts to consummate the Distribution. Such efforts shall include taking the actions specified in this Section 4.01.

(b) Prior to the Distribution Date, Vista Outdoor shall mail a notice of Internet availability of the Information Statement or the Information Statement to the Record Holders.

(c) [Outdoor Products] shall prepare, file with the Commission and use its reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(d) Vista Outdoor and [Outdoor Products] shall take all such action as may be necessary or appropriate under the securities laws or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(e) [Outdoor Products] shall prepare and file, and shall use reasonable best efforts to have approved prior to the Distribution, an application for the listing of the [Outdoor Products] Common Stock to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(f) Prior to the Distribution, Vista Outdoor shall have duly elected the individuals listed as members of the [Outdoor Products] board of directors in the Information Statement, and such individuals shall be the members of the [Outdoor Products] board of directors effective as of no later than immediately after the Distribution; provided, however, that to the extent required by any Law or requirement of the NYSE or any other national securities exchange, as applicable, the existing directors of [Outdoor Products] shall appoint one independent director prior to the date on which “when-issued” trading of the [Outdoor Products] Common Stock begins on the NYSE and this independent director shall begin his or her term prior to the Distribution and shall serve on [Outdoor Products]’s Audit Committee, Management Development and Compensation Committee and Nominating and Governance Committee.

(g) Immediately prior to the Distribution Date, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of [Outdoor Products], each in substantially the form filed as an exhibit to the Form 10, shall be in effect.

(h) Vista Outdoor and [Outdoor Products] shall, subject to Section 5.03, take all reasonable steps necessary or appropriate to cause the conditions set forth in Section 4.02 to be satisfied and to effect the Distribution on the Distribution Date.

SECTION 4.02. Conditions Precedent to Consummation of the Distribution. Subject to Section 5.03, as soon as practicable after the date of this Agreement, the Parties shall use reasonable best efforts to satisfy the following conditions prior to the consummation of the Distribution. The obligations of the Parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by Vista Outdoor, of the following conditions:

(a) The board of directors of Vista Outdoor shall have authorized and approved the Internal Transactions and Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of [Outdoor Products] Common Stock to Vista Outdoor stockholders.

(b) Each Ancillary Agreement shall have been executed by each party to such agreement.

(c) The [Outdoor Products] Common Stock shall have been accepted for listing on the NYSE or another national securities exchange approved by Vista Outdoor, subject to official notice of issuance.

(d) The Commission shall have declared effective the Form 10 under the Exchange Act, and no stop order suspending the effectiveness of the Form 10 shall be in effect and no proceedings for that purpose shall be pending before or threatened by the Commission.

(e) Vista Outdoor shall have received the written opinion of Cravath, Swaine & Moore LLP, which shall remain in full force and effect, that, subject to the accuracy of and compliance with the relevant Tax Opinion Representations, the Internal Transactions and the Distribution will qualify for their Intended Tax Treatment.

(f) The board of directors of Vista Outdoor shall have received one or more opinions (which have not been withdrawn or adversely modified) in customary form from one or more nationally recognized valuation, appraisal or accounting firms or investment banks as to the solvency and financial viability of each Party after the consummation of the Spin-Off.

(g) The Internal Transactions shall have been completed (other than any steps that are expressly contemplated to occur at or after the Distribution).

(h) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of Vista Outdoor shall have occurred or failed to occur that prevents the consummation of the Distribution.

(i) No other events or developments shall have occurred prior to the Distribution that, in the judgment of the board of directors of Vista Outdoor, makes it inadvisable to effect the Spin-Off and other related transactions.

(j) The actions set forth in Sections 4.01(b), 4.01(f) and 4.01(g) shall have been completed.

The foregoing conditions are for the sole benefit of Vista Outdoor and shall not give rise to or create any duty on the part of Vista Outdoor or the Vista Outdoor board of directors to waive or not waive such conditions or in any way limit the right of Vista Outdoor to terminate this Agreement as set forth in Article XI or alter in any way the consequences of any such termination from those specified in such Article. Any determination made by the Vista Outdoor board of directors prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.02 shall be conclusive.

ARTICLE V

The Distribution

SECTION 5.01. The Distribution. (a) [Outdoor Products] shall cooperate with Vista Outdoor to accomplish the Distribution and shall, at the direction of Vista Outdoor, use its reasonable best efforts to promptly take any and all actions necessary or appropriate to effect the Distribution. Vista Outdoor shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, distribution agent and financial, legal, accounting and other advisors for Vista Outdoor. Vista Outdoor or [Outdoor Products], as the case may be, will provide, or cause the applicable member of its Group to provide, to the Agent all share certificates and any information required in order to complete the Distribution.

(b) Subject to the terms and conditions set forth in this Agreement, (i) after completion of the Internal Transactions and on or prior to the Distribution Date, for the benefit of and distribution to the holders of Vista Outdoor Common Stock as of the Record Date (the “Record Holders”), Vista Outdoor will deliver to the Agent all of the issued and outstanding shares of [Outdoor Products] Common Stock held by Vista Outdoor or any other member of the Vista Outdoor Group and book-entry authorizations for such shares and (ii) on the Distribution Date, Vista Outdoor shall instruct the Agent to distribute, by means of a pro rata dividend based on the aggregate number of shares of Vista Outdoor Common Stock held by each applicable Record Holder, to each Record Holder (or such Record Holder’s bank, brokerage firm, trustee or other nominee on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of shares of [Outdoor Products] Common Stock to which such Record Holder is entitled based on a distribution ratio determined by Vista Outdoor in its sole discretion. The Distribution shall be effective at 12:01 a.m. New York City time on the Distribution Date. On or as soon as practicable after the Distribution Date, the Agent will mail to each Record Holder (or such Record Holder’s bank, brokerage firm, trustee or other nominee on such Record Holder’s behalf, as applicable) an account statement indicating the number of shares of [Outdoor Products] Common Stock that have been registered in book-entry form in the name of such Record Holder.

SECTION 5.02. Fractional Shares. Record Holders holding a number of shares of Vista Outdoor Common Stock on the Record Date that would entitle such holders to receive less than one whole share (in addition to any whole shares) of [Outdoor Products] Common Stock in the Distribution will receive cash in lieu of such fractional share. Fractional shares of [Outdoor Products] Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Agent and Vista Outdoor shall, as soon as practicable after the date on which “when-issued” trading of the [Outdoor Products] Common Stock begins on the NYSE, (a) determine the number of whole shares and fractional shares of [Outdoor Products] Common Stock allocable to each Record Holder and (b) aggregate all fractional shares of [Outdoor Products] Common Stock into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests. Vista Outdoor shall cause the Agent to, as soon as practicable after the Distribution Date, distribute to each such holder, or for the benefit of each beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of [Outdoor Products] Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any brokers’ charges, commissions or transfer Taxes. The Agent, in its sole discretion, will determine the timing and method of selling such shares of [Outdoor Products] Common Stock, the selling price of such shares and the broker dealer through which such shares will be sold; provided, however, that the designated broker dealer is not an Affiliate of Vista Outdoor or [Outdoor Products]. Neither Vista Outdoor nor [Outdoor Products] will pay any interest on the proceeds from such sale of shares of [Outdoor Products] Common Stock.

SECTION 5.03. Sole Discretion of Vista Outdoor. Vista Outdoor shall, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth below, Vista Outdoor may at any time and from time to time until the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

ARTICLE VI

Mutual Releases; Indemnification; Litigation

SECTION 6.01. Release of Pre-Distribution Claims. (a) Except as provided in Section 6.01(d) or elsewhere in this Agreement or in the Ancillary Agreements, effective as of the Distribution, [Outdoor Products] does hereby, for itself and each other member of the [Outdoor Products] Group, their respective Affiliates and, to the extent it may legally do so, successors and assigns and all Persons who at any time on or prior to the Distribution have been stockholders, directors, officers, members, agents or employees of any member of the [Outdoor Products] Group (in each case, in their respective capacities as such), remise, release and forever discharge Vista Outdoor and the other members of the Vista Outdoor Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, directors, officers, members, agents or employees of any member of the Vista Outdoor Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all [Outdoor Products] Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur, or alleged to have occurred, or to have failed to occur, or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Spin-Off and all other activities to implement the Spin-Off, and including Liabilities arising under CERCLA and other Environmental Laws. This Section 6.01(a) shall not affect Vista Outdoor’s indemnification obligations with respect to Liabilities arising on or before the Distribution Date pursuant to Article VI of its Amended and Restated Bylaws, as in effect on the date on which the event or circumstances giving rise to such indemnification obligation occur.

(b) Except as provided in Section 6.01(d) or elsewhere in this Agreement or in the Ancillary Agreements, effective as of the Distribution, Vista Outdoor does hereby, for itself and each other member of the Vista Outdoor Group, their respective Affiliates and, to the extent it may legally do so, successors and assigns and all Persons who at any time on or prior to the Distribution have been stockholders, directors, officers, agents or employees of any member of the Vista Outdoor Group (in each case, in their respective capacities as such), remise, release and forever discharge [Outdoor Products] and the other members of the [Outdoor Products] Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, directors, officers, agents or employees of any member of the [Outdoor Products] Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Vista Outdoor Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring, or failing to occur, or alleged to have occurred, or to have failed to occur, or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Spin-Off and all other activities to implement the Spin-Off, and including Liabilities arising under CERCLA and other Environmental Laws.

(c) The Parties expressly understand and acknowledge that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, the Parties are deemed expressly to understand and acknowledge any federal or state law or right, rule or legal principle of the State of Delaware or any other jurisdiction which provides that a general release does not extend to claims which a creditor does not know or suspect to exist in such creditor’s favor at the time of executing the release, which if known by such creditor must have materially affected such creditor’s settlement with a debtor. The Parties are hereby deemed to agree that any such or similar federal or state laws or rights, rules or legal principles of the State of Delaware or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 6.01(a) and (b).

(d) Nothing contained in Section 6.01(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any Intercompany Agreement or Intercompany Account that is specified in Section 2.03(b) not to terminate as of the Distribution, in each case in accordance with its terms. Nothing contained in Section 6.01(a) and (b) shall release:

(i) any Person from any Liability provided in or resulting from any Contract among any members of the Vista Outdoor Group or the [Outdoor Products] Group that is specified in Section 2.03(b) not to terminate as of the Distribution, or any other Liability specified in such Section 2.03(b) not to terminate as of the Distribution;

(ii) any Person from any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Person from any Liability provided in or resulting from any other Contract that is entered into after the Distribution between one Party (or a member of such Party’s Group), on the one hand, and the other Party (or a member of such Party’s Group), on the other hand;

(iv) any Person from any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought against the Parties, the members of their respective Groups or any of their respective directors, officers, employees or agents, by third parties, which Liability shall be governed by the provisions of this Article VI or, if applicable, the appropriate provisions of the relevant Ancillary Agreement; or

(v) any Person from any Liability the release of which would result in the release of any Person not otherwise intended to be released pursuant to this Section 6.01.

In addition, nothing contained in Section 6.01(a) shall release: (A) Vista Outdoor from indemnifying any director, officer or employee of the [Outdoor Products] Group who was a director, officer or employee of Vista Outdoor or any of its Affiliates at or prior to the Distribution, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the Vista Outdoor Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is an [Outdoor Products] Liability, [Outdoor Products] shall indemnify Vista Outdoor for such Liability (including Vista Outdoor’s costs to indemnify such director, officer or employee) in accordance with the provisions set forth in this Article VI; and (B) [Outdoor Products] from indemnifying any director, officer or employee of the Vista Outdoor Group who was a director, officer or employee of Vista Outdoor or any of its Affiliates at or prior to the Distribution, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the [Outdoor Products] Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is a Vista Outdoor Liability, Vista Outdoor shall indemnify [Outdoor Products] for such Liability (including [Outdoor Products]’s costs to indemnify such director, officer or employee) in accordance with the provisions set forth in this Article VI.

(e) [Outdoor Products] shall not make, and shall not permit any other member of the [Outdoor Products] Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against Vista Outdoor or any other member of the Vista Outdoor Group, or any other Person released pursuant to Section 6.01(a), with respect to any Liabilities released pursuant to Section 6.01(a). Vista Outdoor shall not make, and shall not permit any other member of the Vista Outdoor Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against [Outdoor Products] or any other member of the [Outdoor Products] Group, or any other Person released pursuant to Section 6.01(b), with respect to any Liabilities released pursuant to Section 6.01(b).

(f) It is the intent of each Party, by virtue of the provisions of this Section 6.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring, or failing to occur, or alleged to have occurred, or to have failed to occur, and all conditions existing or alleged to have existed on or before the Distribution Date, between or among [Outdoor Products] or any other member of the [Outdoor Products] Group, on the one hand, and Vista Outdoor or any other member of the Vista Outdoor Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 6.01(d) or elsewhere in this Agreement or in any Ancillary Agreement. At any time, at the request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

SECTION 6.02. Indemnification by [Outdoor Products]. Subject to Section 6.04, [Outdoor Products] shall indemnify, defend and hold harmless Vista Outdoor, each other member of the Vista Outdoor Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Vista Outdoor Indemnitees”), from and against any and all Liabilities of the Vista Outdoor Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the [Outdoor Products] Liabilities, including the failure of [Outdoor Products] or any other member of the [Outdoor Products] Group or any other Person to pay, perform or otherwise promptly discharge any [Outdoor Products] Liability in accordance with its terms;

(b) any breach by [Outdoor Products] or any other member of the [Outdoor Products] Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate or conflicting indemnification therein (which shall be controlling); and

(c) any breach by [Outdoor Products] of any of the representations and warranties made by [Outdoor Products] on behalf of itself and the members of the [Outdoor Products] Group in Section 12.01(c).

SECTION 6.03. Indemnification by Vista Outdoor. Subject to Section 6.04, Vista Outdoor shall indemnify, defend and hold harmless [Outdoor Products], each other member of the [Outdoor Products] Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “[Outdoor Products] Indemnitees”), from and against any and all Liabilities of the [Outdoor Products] Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the Vista Outdoor Liabilities, including the failure of Vista Outdoor or any other member of the Vista Outdoor Group or any other Person to pay, perform or otherwise promptly discharge any Vista Outdoor Liability in accordance with its terms;

(b) any breach by Vista Outdoor or any other member of the Vista Outdoor Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate or conflicting indemnification therein (which shall be controlling); and

(c) any breach by Vista Outdoor of any of the representations and warranties made by Vista Outdoor on behalf of itself and the members of the Vista Outdoor Group in Section 12.01(c).

SECTION 6.04. Indemnification Obligations Net of Insurance Proceeds and Third-Party Proceeds. (a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability and (ii) other amounts recovered from any third party (net of any out-of-pocket costs or expenses incurred in, or Taxes imposed with respect to, the collection thereof) that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement pursuant to this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee from a third party in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then the

Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made; provided, that for the avoidance of doubt, such amount shall not exceed the amount of the Indemnity Payment.

(b) An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of the indemnification provisions hereof, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit to which an insurer or any other third party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Subject to Section 6.12, each member of the Vista Outdoor Group and each member of the [Outdoor Products] Group shall use reasonable best efforts to seek to collect or recover any Insurance Proceeds and any Third-Party Proceeds to which such Person is entitled in connection with any Liability for which such Person seeks indemnification pursuant to this Article VI; provided, however, that such Person’s inability to collect or recover any such Insurance Proceeds or Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder and such Person shall not be required to seek any Insurance Proceeds or any Third-Party Proceeds prior to seeking indemnification hereunder.

(c) The calculation of any Indemnity Payments required by this Agreement shall be subject to Section 5.04 of the Tax Matters Agreement.

SECTION 6.05. Procedures for Indemnification of Third-Party Claims. (a) If an Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable, but no later than 30 days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including demand letters and motions, pleadings and other court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 6.05(a) shall not relieve the Indemnifying Party from which indemnification hereunder is sought of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice in accordance with this Section 6.05(a).

(b) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnitee, which notice shall acknowledge in writing the indemnification obligation, within 30 days after receipt of notice from an Indemnitee in accordance with Section 6.05(a) (or sooner, if the nature of such Third-Party Claim so requires), to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that (x) Mixed Actions shall be managed in accordance with Section 6.12(c) and (y) the Indemnifying Party shall not have the right to control the defense of any Third-Party Claim (i) to the extent such Third-Party Claim seeks criminal penalties or injunctive or other equitable relief (other than any such injunctive or other equitable relief that is solely incidental to the granting of money damages) or (ii) if the Indemnitee has reasonably determined in good faith that the Indemnifying Party controlling such defense will affect the Indemnitee or its Group in a materially adverse manner.

(c) If the Indemnifying Party elects not to assume the defense of a Third-Party Claim (or is not permitted to assume the defense of such Third-Party Claim) in accordance with this Agreement, or fails to notify an Indemnitee of its election as provided in Section 6.05(b), such Indemnitee may defend such Third-Party Claim. If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnitees shall, subject to the terms of this Agreement, cooperate with the Indemnifying Party with respect to the defense of such Third-Party Claim.

(d) If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnifying Party will not be liable for any additional legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (x) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, (y) the nature of such Third-Party Claim changes such that the Indemnifying Party would no longer be entitled to assume the defense of such Third-Party Claim pursuant to Section 6.05(b) or (z) the Indemnitee reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and the Indemnitee could reasonably be expected to present such counsel with a conflict of interest, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, shall have the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement.

(e) No Indemnifying Party shall consent to entry of any Judgment or enter into any settlement of any Third-Party Claim without the consent of the applicable Indemnitee or Indemnitees; provided, however, that such consent shall not be required if the Judgment or settlement: (i) contains no finding or admission of Liability with respect to any such Indemnitee or Indemnitees; (ii) involves only monetary relief which the Indemnifying Party has agreed to pay; and (iii) includes a full and unconditional release of the Indemnitee or Indemnitees. Notwithstanding the foregoing, the consent of an Indemnitee (not to be unreasonably withheld, conditioned or delayed) shall be required for any entry of Judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment or other non-monetary relief to be entered, directly or indirectly, against such Indemnitee.

(f) Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 6.06. Additional Matters. (a) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party from which indemnification hereunder is sought. Any failure by an Indemnitee to give notice shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure. Such Indemnifying Party shall have a period of 60 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 60-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 60-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to, and shall stand in the place of, such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) In the event of an Action with respect to which indemnification may be sought hereunder and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 6.12, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any Judgment or settlement and the cost of any interest or penalties relating to any Judgment or settlement.

(d) If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement, (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party and (iii) a legal or equitable remedy may be available to the other Party against a third party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against such third party.

SECTION 6.07. Right to Contribution. (a) If any right of indemnification contained in Section 6.02 or Section 6.03 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless any Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by any Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the other members of its Group, on the one hand, and such Indemnitee and any other Indemnitees entitled to contribution in respect of such Liability, on the other hand, as well as any other relevant equitable considerations.

(b) Solely for purposes of determining relative fault pursuant to this Section 6.07: (i) any fault associated with the [Outdoor Products] Business, the [Outdoor Products] Assets or the [Outdoor Products] Liabilities (except for the gross negligence or willful misconduct of a member of the Vista Outdoor Group) shall be deemed to be the fault of [Outdoor Products] and the other members of the [Outdoor Products] Group, and no such fault shall be deemed to be the fault of Vista Outdoor or any other member of the Vista Outdoor Group; and (ii) any fault associated with the Vista Outdoor Business, the Vista Outdoor Assets or the Vista Outdoor Liabilities (except for the gross negligence or willful misconduct of a member of the [Outdoor Products] Group) shall be deemed to be the fault of Vista Outdoor and the other members of the Vista Outdoor Group, and no such fault shall be deemed to be the fault of [Outdoor Products] or any other member of the [Outdoor Products] Group.

SECTION 6.08. Remedies Cumulative. The remedies provided in this Article VI shall be cumulative and, subject to the provisions of Section 6.10 and Article XI, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 6.09. Survival of Indemnities. The rights and obligations of Vista Outdoor, [Outdoor Products] and their respective Indemnitees under this Article VI shall survive the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities.

SECTION 6.10. Limitation on Liability. Except as expressly set forth in this Agreement, (x) no member of the Vista Outdoor Group shall in any event have any Liability to any member of the [Outdoor Products] Group or any other Outdoor Products Indemnitee, and (y) no member of the [Outdoor Products] Group shall in any event have any Liability to any member of the Vista Outdoor Group or any other Vista Outdoor Indemnitee, in each case under this Agreement (i) with respect to any matter to the extent that the Party seeking indemnification has engaged in any violation of Law or fraud in connection therewith or (ii) for any indirect, special, punitive or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages; provided, however, that the provisions of this clause (ii) shall not limit an Indemnifying Party’s indemnification obligations hereunder with respect to any Liability any Indemnitee may have to any third party not affiliated with any member of the Vista Outdoor Group or the [Outdoor Products] Group, as applicable, for any indirect, special, punitive or consequential damages. Notwithstanding the foregoing, nothing in this Section 6.10 shall limit the Liability of the members of the Vista Outdoor Group to the members of the [Outdoor Products] Group and the other [Outdoor Products] Indemnitees or the Liability of the members of the [Outdoor Products] Group to the members of the Vista Outdoor Group or the other Vista Outdoor Indemnitees, as applicable, with respect to breaches of Section 7.01, Section 7.04, Section 7.05, Section 7.07 or Section 7.09.

SECTION 6.11. Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming on behalf of such Party or such Group shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any Governmental Authority, alleging that: (a) the assumption of any [Outdoor Products] Liabilities by [Outdoor

Products] or any other member of the [Outdoor Products] Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Vista Outdoor Liabilities by Vista Outdoor or any other member of the Vista Outdoor Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article VI are void or unenforceable for any reason.

SECTION 6.12. Management of Actions. This Section 6.12 shall govern the management and direction of pending and future Actions in which members of the Vista Outdoor Group or the [Outdoor Products] Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article II unless otherwise expressly set forth in this Section 6.12.

(a) From and after the Distribution, the [Outdoor Products] Group shall direct the defense or prosecution of any (i) Actions set forth on Schedule 6.12(a) and (ii) Actions (other than Actions set forth on Schedule 6.12(a) or Schedule 6.12(b)) that constitute only [Outdoor Products] Liabilities or involve only [Outdoor Products] Assets.

(b) From and after the Distribution, the Vista Outdoor Group shall direct the defense or prosecution of any (i) Actions set forth on Schedule 6.12(b) and (ii) Actions (other than Actions set forth on Schedule 6.12(a) or Schedule 6.12(b)) that constitute only Vista Outdoor Liabilities or involve only Vista Outdoor Assets.

(c) From and after the Distribution, any Actions (other than Actions set forth on Schedule 6.12(a) or Schedule 6.12(b)) that constitute both a Vista Outdoor Asset or Vista Outdoor Liability, on the one hand, and an [Outdoor Products] Asset or an [Outdoor Products] Liability, on the other hand (such Actions, the “Mixed Actions”) shall be managed by the Party with the greater financial exposure with respect thereto (taking into account the provisions of this Article VI), as determined in good faith by the Parties; provided that if a Mixed Action involves the pursuit of criminal penalties or injunctive or other equitable relief (other than any such injunctive or other equitable relief that is solely incidental to the granting of money damages) against the other Party, any other member of the other Party’s Group or any of their respective stockholders, directors, officers, members, agents or employees, the other Party shall be entitled to control the defense of the applicable claims against the other Party, any other member of the other Party’s Group or any of their respective stockholders, directors, officers, members, agents or employees. The Parties shall cooperate in good faith and take all reasonable actions to provide for any appropriate joinder or change in named parties to such Mixed Actions such that the appropriate Party or member of such Party’s Group is party thereto. The Parties shall reasonably cooperate and consult with each other and, to the extent permissible and necessary or advisable, maintain a joint defense in a manner that would preserve for both Parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect to any Mixed Action. The Party managing a Mixed Action shall, on a quarterly basis, or if a material development occurs as soon as reasonably practicable thereafter, inform the other Party of the status of and developments relating to such Mixed Action and provide copies of any material documents, notices or other materials related to such Mixed Action; provided that the failure to provide any such documents, notices or other materials shall not be a basis for liability of a Party managing such Mixed Action except and solely to the extent that the other Party shall have been actually prejudiced thereby. Notwithstanding anything to the contrary herein, the Parties may jointly retain counsel (in which case the cost of counsel shall be shared equally by the Parties) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Mixed Action; provided that the Parties shall share discovery and other joint litigation costs in proportion to their respective expected financial exposure or respective expected financial recovery, as applicable. In any Mixed Action, each of Vista Outdoor and [Outdoor Products] may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the Vista Outdoor Business or the [Outdoor Products] Business, respectively; provided that each Party shall in good faith make reasonable best efforts to avoid adverse effects on the other Party.

(d) To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.

SECTION 6.13. Settlement of Actions. No Party managing a Mixed Action (the “Managing Party”) pursuant to Section 6.12(c) shall consent to entry of any Judgment or enter into any settlement of any such Action without the prior written consent of the other Party (the “Non-Managing Party”), not to be unreasonably withheld, conditioned or delayed; provided, however, that such Non-Managing Party shall be required to consent to such entry of Judgment or to such settlement that the Managing Party may recommend if the Judgment or settlement: (i) contains no finding or admission of any violation of Law or any violation of the rights of the Non-Managing Party and its applicable related Persons; (ii) involves only monetary relief which the Managing Party has agreed to pay; and (iii) includes a full and unconditional release of the Non-Managing Party and its applicable related Persons. Notwithstanding the foregoing, in no event shall a Non-Managing Party be required to consent to an entry of Judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment or other non-monetary relief to be entered, directly or indirectly, against any member of the Non-Managing Party’s Group (other than the determination of equitable relief incidental to the granting of monetary relief).

ARTICLE VII

Access to Information; Privilege; Confidentiality

SECTION 7.01. Agreement for Exchange of Information; Archives. (a) Except in the case of an Adversarial Action or threatened Adversarial Action, and subject to Section 7.01(b), each Party, on behalf of its Group, shall provide, or cause to be provided, to the other Party, at any time after the Distribution, as soon as reasonably practicable after written request therefor, any Information relating to time periods on or prior to the Distribution Date in the possession or under the control of such Group, which the other Party or any other member of its Group reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on such other Party or any other member of its Group (including under applicable securities Laws) by any national securities exchange or any Governmental Authority having jurisdiction over such other Party or any other member of its Group, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, regulatory, litigation or other similar requirements or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, that any request for information pursuant to this Section 7.01 shall be made in good faith and limited to the extent reasonable to satisfy the good faith basis for such request. The receiving Party shall use any Information received pursuant to this Section 7.01(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clause (i), (ii) or (iii) of the immediately preceding sentence.

(b) In the event that either Vista Outdoor or [Outdoor Products] determines that the disclosure of any Information pursuant to Section 7.01(a) could be commercially detrimental, violate any Law or Contract or waive or jeopardize any attorney-client privilege, attorney work product protection or other similar privilege or doctrine, such Party shall not be required to provide access to or furnish such Information to the other Party; provided, however, that both Vista Outdoor and [Outdoor Products] shall take all commercially reasonable measures to permit compliance with Section 7.01(a) in a manner that avoids any such harm or consequence. Both Vista Outdoor and [Outdoor Products] intend that any provision of access to or the furnishing of Information pursuant to this Section 7.01 that would otherwise be within the ambit of any legal privilege shall not operate as waiver of such privilege.

(c) Each Party agrees, on behalf of itself and each other member of its Group, not to disclose or otherwise waive any privilege or protection attaching to any privileged Information relating to a member of the other Group or relating to or arising in connection with the relationship between the Groups at or prior to the Distribution, without providing prompt written notice to and obtaining the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

(d) Each Party agrees, on behalf of itself and each other member of its Group, that it will only Process Personal Information provided to it by the other Group in accordance with all applicable Privacy and Data Security Requirements and will implement and maintain at all times appropriate technical and organizational measures to protect such Personal Information against unauthorized or unlawful Processing and accidental loss, destruction, damage, alteration and disclosure. In addition, each Party agrees to provide reasonable assistance to the other Party in respect of any obligations under applicable Privacy and Data Security Requirements affecting the disclosure of such Personal Information to the other Party and will not knowingly Process such Personal Information in such a way as to cause the other Party to violate any of its obligations under any applicable Privacy and Data Security Requirements.

SECTION 7.02. Ownership of Information. Any Information owned by one Group that is provided to the requesting Party hereunder shall be deemed to remain the property of the providing Party. Except as specifically set forth herein or in any Ancillary Agreement, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information.

SECTION 7.03. Compensation for Providing Information. Each Party shall reimburse the other Party for the reasonable costs of such other Party, if any, in complying with a request for Information pursuant to this Article VII (regardless of whether such Information was an Asset of the requesting Party). Except as may be otherwise specifically provided elsewhere in this Agreement, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures, but shall not include any mark-up above actual costs.

SECTION 7.04. Record Retention. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement, each Party shall use its reasonable best efforts to retain all Information in such Party’s possession relating to the other Party or its businesses, Assets or Liabilities, this Agreement or the Ancillary Agreements (the “Retained Information”) in accordance with such Party’s record retention policies as in effect on the date hereof or such longer period as required by Law, this Agreement or the Ancillary Agreements. Each Party shall use its reasonable best efforts to maintain and continue its Group’s compliance with all “litigation holds” applicable to any Information in its possession for the pendency of the applicable matter.

SECTION 7.05. Accounting Information. Without limiting the generality of Section 7.01 but subject to Section 7.01(b):

(a) Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards or as required by Law for Vista Outdoor to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the [Outdoor Products] Group were consolidated with those of Vista Outdoor), [Outdoor Products] shall use its reasonable best efforts to enable and assist Vista Outdoor to meet its timetable for preparation of its financial statements and to enable and assist Vista Outdoor’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) [Outdoor Products] shall authorize and direct its auditors to make available to Vista Outdoor’s auditors, within a reasonable time prior to the date of Vista Outdoor’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of [Outdoor Products] and (y) work papers to the extent related to such annual audits and quarterly reviews, to enable and assist Vista Outdoor’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of [Outdoor Products]’s auditors as it relates to Vista Outdoor’s auditors’ opinion or report and (ii) [Outdoor Products] shall provide reasonable access during normal business hours for Vista Outdoor’s internal auditors, counsel and other designated representatives to (x) the premises of [Outdoor Products] and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of [Outdoor Products] and its Subsidiaries and (y) the officers and employees of [Outdoor Products] and its Subsidiaries, so that Vista Outdoor may conduct reasonable audits relating to the financial statements provided by [Outdoor Products] and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the [Outdoor Products] Group.

(b) Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards or as required by Law), Vista Outdoor shall use its reasonable best efforts to enable and assist [Outdoor Products] to meet its timetable for dissemination of its financial statements and to enable and assist [Outdoor Products]’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Vista Outdoor shall authorize and direct its auditors to make available to [Outdoor Products]’s auditors, within a reasonable time prior to the date of [Outdoor Products]’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Vista Outdoor and (y) work papers related to such annual audits and quarterly reviews, to enable and assist [Outdoor Products]’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Vista Outdoor’s auditors as it relates to [Outdoor Products]’s auditors’ opinion or report and (ii) Vista Outdoor shall provide reasonable access during normal business hours for [Outdoor Products]’s internal auditors, counsel and other designated representatives to (x) the premises of Vista Outdoor and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Vista Outdoor and its Subsidiaries and (y) the officers and employees of Vista Outdoor and its Subsidiaries, so that [Outdoor Products] may conduct reasonable audits relating to the financial statements provided by Vista Outdoor and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the Vista Outdoor Group.

(c) The Parties shall cooperate with each other in such manner as is reasonably necessary to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the Commission) of each of the Parties to make the certifications required of them under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002. Without limiting the generality of the foregoing, each Party shall, within a reasonable period of time following a request from the other Party in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide the other Party with certifications of such officers in support of the certifications of the other Party’s principal executive officer(s) and principal financial officer(s) required under Section 302, 404 or 906 of the Sarbanes-Oxley Act of 2002 with respect to the other Party’s (i) Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs (unless such quarter is the fourth fiscal quarter), (ii) to the extent applicable, Quarterly Report on Form 10-Q filed with respect to each subsequent fiscal quarter through the third fiscal quarter of the year in which the Distribution Date occurs and (iii) Annual Report on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs. Such certifications shall be provided in substantially the same forms and manners as the officers of such Party provided prior to the Distribution (reflecting any changes in certifications necessitated by the Spin-Off or any other transactions related thereto) or as otherwise agreed upon between the Parties.

SECTION 7.06. Limitations of Liability. (a) Each of Vista Outdoor (on behalf of itself and each other member of the Vista Outdoor Group) and [Outdoor Products] (on behalf of itself and each other member of the [Outdoor Products] Group) understands and agrees that neither Party is representing or warranting in any way as to the accuracy or sufficiency of any Information exchanged or disclosed under this Agreement.

(b) Neither Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing Person. Neither Party shall have any Liability to the other Party if any Information is destroyed after reasonable best efforts by such Party to comply with the provisions of Section 7.04.

SECTION 7.07. Production of Witnesses; Records; Cooperation. (a) Without limiting any of the rights or obligations of the Parties pursuant to Section 7.01 or Section 7.04, after the Distribution Date and until the second anniversary thereof, except in the case of an Adversarial Action or threatened or contemplated Adversarial Action, each Party shall use its reasonable best efforts to make available, upon written request, (i) the former, current and future directors, officers, employees, other personnel and agents of the members of its Group (whether as witnesses or otherwise) and (ii) any books, records or other documents within its control or that it otherwise has the ability to make available, in each case, to the extent that such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action, Commission comment or review or threatened or contemplated Action, Commission comment or review (including preparation for any such Action, Commission comment or review) in which the other Party or any other member of its Group may from time to time be involved, regardless of whether such Action, Commission comment or review or threatened or contemplated Action, Commission comment or review is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b) Without limiting the foregoing, Vista Outdoor and [Outdoor Products] shall use their reasonable best efforts to reasonably cooperate and consult with each other to the extent reasonably necessary with respect to any Actions or threatened or contemplated Actions (including in connection with preparation for any such Action), other than an Adversarial Action or threatened or contemplated Adversarial Action.

(c) The obligation of Vista Outdoor and [Outdoor Products] to use their reasonable best efforts to make available former, current and future directors, officers, employees and other personnel and agents or provide witnesses and experts pursuant to this Section 7.07 is intended, other than in respect of an Adversarial Action or threatened or contemplated Adversarial Action, to be interpreted in a manner to facilitate cooperation and shall include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict. Without limiting the foregoing, each Party agrees that neither it nor any member of its Group will take any adverse action against any employee of its Group based on such employee’s provision of assistance or information to the other Party pursuant to this Section 7.07.

SECTION 7.08. Privileged Matters. (a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution (whether by outside counsel, in-house counsel or other legal professionals) have been and will be rendered for the collective benefit of each of the members of the Vista Outdoor Group and the [Outdoor Products] Group, and that each of the members of the Vista Outdoor Group and the [Outdoor Products] Group shall be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Distribution, which services will be rendered solely for the benefit of the Vista Outdoor Group or the [Outdoor Products] Group, as the case may be.

(b) The Parties agree as follows:

(i) Vista Outdoor shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to the Vista Outdoor Business and not to the operations of the [Outdoor Products] Business, whether or not the privileged Information is in the possession or under the control of any member of the Vista Outdoor Group or any member of the [Outdoor Products] Group. Vista Outdoor shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to any Vista Outdoor Assets or Vista Outdoor Liabilities and not any [Outdoor Products] Assets or [Outdoor Products] Liabilities in connection with any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Vista Outdoor Group or any member of the [Outdoor Products] Group; and

(ii) [Outdoor Products] shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to the operations of the [Outdoor Products] Business and not to the Vista Outdoor Business, whether or not the privileged Information is in the possession or under the control of any member of the [Outdoor Products] Group or any member of the Vista Outdoor Group. [Outdoor Products] shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to any [Outdoor Products] Assets or [Outdoor Products] Liabilities and not any Vista Outdoor Assets or Vista Outdoor Liabilities in connection with any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the [Outdoor Products] Group or any member of the Vista Outdoor Group.

(c) Subject to the remaining provisions of this Section 7.08, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 7.08(b) in connection with any Actions or threatened or contemplated Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement. Upon the reasonable request of Vista Outdoor or [Outdoor Products], in connection with any Action or threatened or contemplated Action contemplated by this Article VII, other than any Adversarial Action or threatened or contemplated Adversarial Action, Vista Outdoor and [Outdoor Products] will enter into a mutually acceptable common interest agreement to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or similar privilege or immunity of any member of either Group. If the Parties do not agree as to whether certain information is privileged Information, then such Information shall be treated as privileged Information, and the Party that believes that such information is privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information until such time as it is finally judicially determined by a court of competent jurisdiction that such information is not privileged Information or unless the Parties otherwise agree.

(d) If any dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party and the members of its Group and (iii) not unreasonably withhold, delay or condition consent to any request for waiver by the other Party.

(e) Upon receipt by either Party, or by any member of its Group, of any subpoena, discovery or other request (or of written notice that it will receive or has received such subpoena, discovery or other request) that may reasonably be expected to result in the production or disclosure of privileged Information subject to a shared privilege or immunity or as to which the other Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge or becomes aware that any of its, or any of its Group’s member’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests (or have received written notice that they will receive or have received such subpoena, discovery or other requests) that may reasonably be expected to result in the production or disclosure of such privileged Information, such Party shall promptly notify the other Party of the existence of any such subpoena, discovery or other request and shall provide the other Party a reasonable opportunity to review the privileged Information and to assert any rights it or they may have, under this Section 7.08 or otherwise, to prevent the production or disclosure of such privileged Information; provided that if such Party is prohibited by applicable Law from disclosing the existence of such subpoena, discovery or other request, such Party shall provide written notice of such related information for which disclosure is not prohibited by applicable Law and use reasonable best efforts to inform the other Party of any related information such Party reasonably determines is necessary or appropriate for the other Party to be informed of to enable the other Party to review the privileged Information and to assert its rights, under this Section 7.08 or otherwise, to prevent the production or disclosure of such privileged Information.

(f) The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise. The Parties further agree that (i) the exchange by one Party to the other Party of any Information that should not have been exchanged pursuant to the terms of Section 7.09 shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such privileged Information and (ii) the Party receiving such privileged Information shall promptly return such privileged Information to the Party who has the right to assert the privilege or immunity.

SECTION 7.09. Confidential Information. (a) Each Party shall hold, and cause the other members of its Group and its and their respective directors, officers, employees, agents, accountants, subcontractors, counsel and other advisors and representatives to hold, in strict confidence, and not release or disclose, and protect with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary Information pursuant to policies in effect as of the Distribution Date, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Distribution) or furnished by the other Group or its directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of such Party, any other member of its Group or any of its or their directors, officers, employees, agents, accountants, counsel or other advisors or representatives, (ii) later lawfully acquired from other sources by such Party, any other member of its Group or any of its or their directors, officers, employees, agents, accountants, counsel or other advisors or representatives, which sources are not themselves bound by a confidentiality obligation to the knowledge of such Party or any other members of its Group, (iii) independently generated after the date hereof without reference to any proprietary or confidential Information of the other Group, or (iv) required to be disclosed by Law; provided, however, that the Person required by Law to disclose such Information gives the applicable Person prompt and, to the extent reasonably practicable and legally permissible, prior notice of such disclosure and an opportunity to contest such disclosure and shall use reasonable best efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by the requesting Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is required by Law to be disclosed and shall use reasonable best efforts to ensure that confidential treatment is accorded such Information. Notwithstanding the foregoing, each Party may release or disclose, or permit to be released or disclosed, any Information concerning the other Group to its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of the obligations hereunder with respect to such Information).

(b) Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will, promptly after the request of the other Party, either return all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party, as applicable, that it has destroyed such Information, other than, in each case, any such Information electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database) pursuant to automatic or routine backup procedures generally accessible only by legal, IT or compliance personnel.

SECTION 7.10. Counsel Acknowledgment. Each Party acknowledges, on behalf of itself and each other member of its Group, notwithstanding anything to the contrary contained herein, that Vista Outdoor has retained Cravath, Swaine & Moore LLP (“Cravath”) to act as its counsel in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. [Outdoor Products] hereby acknowledges on behalf of itself and each other member of its Group that any information about [Outdoor Products] provided to Cravath by Outdoor Products was provided to Cravath in its capacity as counsel to Vista Outdoor, and that because Cravath has not represented [Outdoor Products], Cravath does not and will not have any professional obligations to [Outdoor Products] including with respect to confidentiality or conflicts of interest unless [Outdoor Products] separately retains Cravath pursuant to an executed engagement letter. Each Party, on behalf of itself and each other member of its Group, further agrees that Cravath and its respective partners and employees are third party beneficiaries of this Section 7.10.

ARTICLE VIII

Insurance

SECTION 8.01. Maintenance of Insurance. During the period beginning as of the date hereof and ending at the Distribution, Vista Outdoor shall (i) cause the members of the [Outdoor Products] Group and their respective employees, officers and directors to continue to be covered as insured parties under Vista Outdoor’s policies of insurance in a manner that is no less favorable than the coverage provided for members of the Vista Outdoor Group and their respective employees, officers and directors and (ii) permit the members of the [Outdoor Products] Group and their respective employees, officers and directors to submit claims relating to, arising out of or resulting from facts, circumstances, events or matters that occurred at or prior to the Distribution to the extent permitted under such policies. With respect to any policies currently procured by [Outdoor Products] for the sole benefit of the [Outdoor Products] Group, [Outdoor Products] shall continue to maintain such insurance coverage through the Distribution in a manner no less favorable than currently provided. Except as otherwise expressly permitted in this Article VIII, Vista Outdoor and [Outdoor Products] acknowledge that, prior to the Distribution, Vista Outdoor intends to take such action as it may deem necessary or desirable to remove the members of the [Outdoor Products] Group and their respective employees, officers and directors as insured parties under any policy of insurance issued to any member of the Vista Outdoor Group by any insurance carrier effective as of immediately following the Distribution. The [Outdoor Products] Group will not be entitled following the Distribution to make any claims for insurance thereunder to the extent such claims are based upon facts, circumstances, events or matters occurring after the Distribution or to the extent any claims are made pursuant to any Vista Outdoor claims-made policies after the Distribution. No member of the Vista Outdoor Group shall be deemed to have made any representation or warranty as to the availability of any coverage under any such insurance policy. Notwithstanding the foregoing, Vista Outdoor shall, and shall cause the other members of the Vista Outdoor Group to, use reasonable best efforts to take such actions as are necessary to cause all insurance policies of the Vista Outdoor Group that as of the Distribution provide coverage to or with respect to the members of the [Outdoor Products] Group and their respective employees, officers and directors to continue to provide such coverage with respect to acts, omissions or events occurring at or prior to the Distribution in accordance with their terms as if the Distribution had not occurred; provided, however, that in no event shall Vista Outdoor be required to extend or maintain coverage under claims-made policies with respect to any claims first made against a member of the [Outdoor Products] Group or first reported to the insurer after the Distribution.

SECTION 8.02. Claims Under Vista Outdoor Insurance Policies. (a) After the Distribution, the members of each of the Vista Outdoor Group and the [Outdoor Products] Group shall have the right to assert Vista Outdoor Policy Pre-Separation Insurance Claims and the members of the [Outdoor Products] Group shall have the right to participate with Vista Outdoor to resolve Vista Outdoor Policy Pre-Separation Insurance Claims under the applicable Vista Outdoor insurance policies up to the full extent of the applicable and available limits of liability of such policy. Vista Outdoor or [Outdoor Products], as the case may be, shall have primary control over those Vista Outdoor Policy Pre-Separation Insurance Claims for which the Vista Outdoor Group or the [Outdoor Products] Group, respectively, bears the underlying loss, subject to the terms and conditions of the relevant policy of insurance governing such control; provided that only Vista Outdoor shall have the authority to settle or otherwise resolve any Vista Outdoor Policy Pre-Separation Insurance Claims with the applicable insurer(s), subject, in the case of any Vista Outdoor Policy Pre-Separation Insurance Claims for which the [Outdoor Products] Group bears the underlying loss, to the prior written consent of [Outdoor Products]. If a member of the [Outdoor Products] Group is unable to assert a Vista Outdoor Policy Pre-Separation Insurance Claim because it is no longer an “insured” or “additional insured” under a Vista Outdoor insurance policy, then Vista Outdoor shall, to the extent permitted by applicable Law and the terms of such insurance policy, assert such claim in its own name and deliver the Insurance Proceeds to [Outdoor Products].

(b) With respect to Vista Outdoor Policy Pre-Separation Insurance Claims, whether or not known or reported at or prior to the Distribution, [Outdoor Products] shall, or shall cause the applicable member of the [Outdoor Products] Group to, report such claims arising from the [Outdoor Products] Business as soon as practicable to each of Vista Outdoor and the applicable insurer(s), and [Outdoor Products] shall, or shall cause the applicable member of [Outdoor Products] Group to, individually, and not jointly, assume and be responsible (including, upon the request of Vista Outdoor, by reimbursement to Vista Outdoor for amounts paid or payable by it) for the reimbursement liability (including any deductible, coinsurance or retention payment) related to its portion of the liability, unless otherwise agreed in writing by Vista Outdoor. Each Party shall, and shall cause each member of its Group to, cooperate and assist the applicable member of the other Group with respect to such claims. The applicable member of the [Outdoor Products] Group shall provide to Vista Outdoor any collateral (or a letter of credit the face value of which is an amount equal to the value of such collateral) in respect of the reimbursement obligations as may reasonably be requested by the insurers and, upon the request of Vista Outdoor, any other collateral required by the insurers in respect of insurance policies under which Vista Outdoor Policy Pre-Separation Insurance Claims may be recoverable based upon Vista Outdoor’s reasonable estimate of the proportion of the requested collateral attributable to claims that may be made by the [Outdoor Products] Group. Vista Outdoor agrees that Vista Outdoor Policy Pre-Separation Insurance Claims of members of the [Outdoor Products] Group shall receive the same priority as Vista Outdoor Policy Pre-Separation Insurance Claims of members of the Vista Outdoor Group and be treated equitably in all respects, including in connection with deductibles, retentions and coinsurance.

(c) With respect to each Vista Outdoor Policy Pre-Separation Insurance Claim for which a claims service company was engaged at or prior to the Distribution, each Party agrees to continue to engage the same claims service company after the Distribution with respect to such Vista Outdoor Policy Pre-Separation Insurance Claim, provided that a different claims service company may be engaged if both Parties agree, to the extent authorized by the applicable insurer.

SECTION 8.03. Insurance Proceeds. Any Insurance Proceeds received by the Vista Outdoor Group for members of the [Outdoor Products] Group or by the [Outdoor Products] Group for members of the Vista Outdoor Group shall be for the benefit, respectively, of the [Outdoor Products] Group and the Vista Outdoor Group, as applicable. Any Insurance Proceeds received for the benefit of both the Vista Outdoor Group and the [Outdoor Products] Group shall be distributed pro rata based on its Group’s respective share of the underlying loss.

SECTION 8.04. Claims Not Reimbursed. Vista Outdoor shall not be liable to [Outdoor Products] for claims, or portions of claims, not reimbursed by insurers under any policy for any reason, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), policy limitations or restrictions (including exhaustion of limits), any coverage disputes, any failure to timely file a claim by any member of the Vista Outdoor Group or any member of the [Outdoor Products] Group or any defect in such claim or its processing. In the event that insurable claims of both Vista Outdoor and [Outdoor Products] (or the members of their respective Groups) exist relating to the same occurrence, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense, and each Party shall not settle or compromise any such claim without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed subject to the terms and conditions of the applicable insurance policy). Nothing in this Section 8.04 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.

SECTION 8.05. D&O Policies.

(a) On and after the Distribution Date, Vista Outdoor shall not, and shall cause the other members of the Vista Outdoor Group not to, take any action that would limit the coverage of any individuals who acted as directors, officers or employees of Vista Outdoor or any of its Subsidiaries prior to the Distribution Date who become directors, officers or employees of the [Outdoor Products] Group in connection with the Separation under any directors and officers liability insurance policies, fiduciary liability insurance policies or employment practices liability insurance policies (collectively, “D&O Policies”) maintained by the members of the Vista Outdoor Group in respect of claims relating to a period prior to the Distribution Date. Vista Outdoor shall, and shall cause the other members of the Vista Outdoor Group to, reasonably cooperate with any individuals who acted as directors, officers or employees of Vista Outdoor or any of its Subsidiaries prior to the Distribution Date who become directors, officers or employees of the [Outdoor Products] Group in connection with the Separation in their pursuit of any coverage claims under such D&O Policies which could inure to the benefit of such individuals. Vista Outdoor shall, and shall cause the other members of the Vista Outdoor Group to, allow [Outdoor Products] and its agents and representatives, upon reasonable prior notice and during regular business hours, to examine and make copies of the relevant D&O Policies maintained by Vista Outdoor and members of the Vista Outdoor Group pursuant to this Section 8.05. Vista Outdoor shall provide, and shall cause other members of the Vista Outdoor Group to provide, such cooperation as is reasonably requested by [Outdoor Products] in order for [Outdoor Products] to have in effect on and after the Distribution Date such new D&O Policies as [Outdoor Products] deems appropriate with respect to claims relating to a period on or after the Distribution Date.

(b) Except as provided in this Section 8.05, the Vista Outdoor Group may, at any time, without liability or obligation to the [Outdoor Products] Group, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any “occurrence-based” insurance policy or “claims-made-based” insurance policy (and such claims will be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications); provided, however, that Vista Outdoor will immediately notify [Outdoor Products] of any termination of any insurance policy.

SECTION 8.06. Insurance Cooperation. The Parties shall use reasonable best efforts to cooperate with respect to the various insurance matters contemplated by this Article VIII.

ARTICLE IX

Further Assurances and Additional Covenants

SECTION 9.01. Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, but subject to the express limitations of this Agreement and of the Ancillary Agreements, each Party shall, subject to Section 5.03, use reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, but subject to the express limitations of this Agreement and of the Ancillary Agreements, prior to, on and after the Distribution Date, each Party shall cooperate with the other Party, without any further consideration, but at the expense of the requesting Party, (i) to execute and deliver, or cause to be executed and delivered, all instruments of conveyance, assignment and transfer as such Party may reasonably be requested to execute and deliver by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all Consents of any Governmental Authority or any other Person under any permit, license, Contract, indenture or other instrument, (iii) to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Spin-Off and (iv) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in each case in order to effectuate the provisions and purposes of this Agreement, the Ancillary Agreements and any transfers of Assets or assignments and assumptions of Liabilities hereunder and thereunder and the other transactions contemplated hereby and thereby; provided that neither Party nor any member of its Group shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person, or expend any money or take any action that would require the expenditure of money, in connection with the foregoing (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the requesting Party as promptly as reasonably practicable)

(c) On or prior to the Distribution Date, Vista Outdoor and [Outdoor Products], in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by [Outdoor Products] or any other Subsidiary of Vista Outdoor, as the case may be, to effectuate the transactions contemplated by this Agreement.

ARTICLE X

Intellectual Property

SECTION 10.01. Consent To Use Intellectual Property And Duty To Cooperate. (a) [Outdoor Products] (i) consents (on behalf of itself and each other member of the [Outdoor Products] Group) to the use and registration of the Vista Outdoor IP in the business and operations conducted by each member of the Vista Outdoor Group and its Affiliates and their respective licensees and (ii) agrees to use reasonable best efforts prior to, on and after the Distribution Date to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to effect the transfer, assignment, registration or any related recordation of the Vista Outdoor IP contemplated by this Agreement, on a worldwide basis.

(b) Vista Outdoor (i) consents (on behalf of itself and each other member of the Vista Outdoor Group) to the use and registration of the [Outdoor Products] IP in the business and operations conducted by each member of the [Outdoor Products] Group and its Affiliates and their respective licensees and (ii) agrees to use reasonable best efforts prior to, on and after the Distribution Date to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to effect the transfer, assignment, registration or any related recordation of the [Outdoor Products] IP contemplated by this Agreement, on a worldwide basis.

(c) [Outdoor Products] agrees that it will not, and agrees to cause each other member of the [Outdoor Products] Group not to (i) initiate any Action against any member of the Vista Outdoor Group or its Affiliates for infringement, misappropriation or other violation of any [Outdoor Products] IP, (ii) oppose, challenge, petition to cancel, contest or threaten in any way, or assist another party in opposing, challenging, petitioning to cancel, contesting or threatening in any way, any application or registration by the Vista Outdoor Group or its Affiliates or their respective licensees for any Vista Outdoor IP, the use of which is consistent with the use to which [Outdoor Products] has consented under this Agreement or (iii) engage in any act, or purposefully omit to perform any act, that impairs or adversely affects the rights of Vista Outdoor or any member of the Vista Outdoor Group in and to any Vista Outdoor IP, in each case for a period of two (2) years after the Distribution Date, without the prior written consent of Vista Outdoor.

(d) Vista Outdoor agrees that it will not, and agrees to cause each other member of the Vista Outdoor Group not to (i) initiate any Action against any member of the [Outdoor Products] Group or its Affiliates for infringement, misappropriation or other violation of any Vista Outdoor IP, (ii) oppose, challenge, petition to cancel, contest or threaten in any way, or assist another party in opposing, challenging, petitioning to cancel, contesting or threatening in any way, any application or registration by [Outdoor Products] or its Affiliates or their respective licensees for any [Outdoor Products] IP, the use of which is consistent with the use to which Vista Outdoor has consented under this Agreement or (iii) engage in any act, or purposefully omit to perform any act, that impairs or adversely affects the rights of [Outdoor Products] or any member of the [Outdoor Products] Group in and to any [Outdoor Products] IP, in each case for a period of two (2) years after the Distribution Date, without the prior written consent of [Outdoor Products].

(e) [Outdoor Products] hereby acknowledges (on behalf of itself and each other member of the [Outdoor Products] Group) Vista Outdoor’s right, title and interest in and to the Vista Outdoor IP, and will not in any way, directly or indirectly, do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest within the business and operations of each member of the Vista Outdoor Group and its Affiliates and their respective licensees, or with respect to goods or services provided in connection with the business and operations conducted by each member of the Vista Outdoor Group and its Affiliates and their respective licensees, in each case for a period of two (2) years after the Distribution Date, without the prior written consent of Vista Outdoor.

(f) Vista Outdoor hereby acknowledges (on behalf of itself and each other member of the Vista Outdoor Group) [Outdoor Products]’s right, title and interest in and to the [Outdoor Products] IP, and will not in any way, directly or indirectly, do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest within the business and operations conducted by each member of the [Outdoor Products] Group and its Affiliates and their respective licensees, or with respect to goods or services provided in connection with the business and operations conducted by each member of the [Outdoor Products] Group and its Affiliates and their respective licensees, in each case for a period of two (2) years after the Distribution Date, without the prior written consent of [Outdoor Products].

(g) Prior to, on and after the Distribution Date, (i) Vista Outdoor shall cooperate with [Outdoor Products], without any further consideration, but at the expense of [Outdoor Products], to obtain, or cause to be obtained, the Consents of any third parties necessary to effect the assignment, transfer or license of any [Outdoor Products] IP contemplated under this Agreement or any Ancillary Agreement and (ii) [Outdoor Products] shall cooperate with Vista Outdoor, without any further consideration, but at the expense of Vista Outdoor, to obtain, or cause to be obtained, the Consents of any third parties necessary to effect the assignment, transfer or license of any Vista Outdoor IP contemplated under this Agreement or any Ancillary Agreement. If, for any reason, the assignment, transfer or license of any Intellectual Property assets or rights contemplated under this Agreement or any Ancillary

Agreement is otherwise impossible or ineffective, Vista Outdoor and [Outdoor Products] shall, and shall cause each member of the Vista Outdoor Group and the [Outdoor Products] Group, respectively, to, use their reasonable best efforts to work together (and, if necessary and desirable, to work with any applicable third parties) in an effort to sublicense, divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any planned assignment, transfer or license.

(h) Prior to, on and after the Distribution Date, Vista Outdoor shall cooperate with [Outdoor Products], without any further consideration and at no expense to [Outdoor Products], to obtain, cause to be obtained or properly record the release of any outstanding liens or security interests attached to any [Outdoor Products] IP and to take, or cause to be taken, all actions as [Outdoor Products] may reasonably be requested to take in order to obtain, cause to be obtained or properly record such release.

(i) Subject to Section 10.01(b), [Outdoor Products] agrees not to use, and agrees to cause each member of the [Outdoor Products] Group not to use, any of the Vista Outdoor Marks, including any names, Trademarks or Domain Names that incorporate the Vista Outdoor Marks for any purpose, except where (i) the use is a use, otherwise than as a mark, of a member of the Vista Outdoor Group’s individual name, or of the individual name of anyone in privity with the Vista Outdoor Group, or of a term or device which is descriptive of and used fairly and in good faith only to describe the goods or services of the Vista Outdoor Group, or their geographic origin; or, (ii) if used as a mark, such use does not conflict with, and is unlikely to cause consumer confusion, dilute or tarnish with any Vista Outdoor Marks, and is in no way contrary to the terms of this Article X. Notwithstanding clauses (i) and (ii) of this Section 10.01(i), [Outdoor Products] agrees not to use, and agrees to cause each member of the [Outdoor Products] Group not to use, any of the Vista Outdoor Marks in a way that would reasonably be expected to confuse, dilute or tarnish the Vista Outdoor Marks.

In the event that, as of the Distribution Date, Vista Outdoor Marks prominently appear on any publicly available or promoted business or promotional materials used by any member of the [Outdoor Products] Group or its Affiliates within the [Outdoor Products] Business, [Outdoor Products] shall remove and cease using, and shall cause each member of the [Outdoor Products] Group to remove and cease using, such prominently appearing marks as soon as reasonably practical following the Distribution Date but in any event within 180 days of the Distribution Date.

Notwithstanding anything in this Agreement to the contrary, and without limiting the rights otherwise granted in this Section 10.01(i), the [Outdoor Products] Group shall have the right, at all times before, during and after the Distribution Date, to retain records and other historical or archived documents containing or referencing (i) the Vista Outdoor Marks or (ii) any other Information previously held by the Vista Outdoor Group, to the extent relating to the [Outdoor Products] Business.

(j) Subject to Section 10.01(a), Vista Outdoor agrees not to use, and agrees to cause each member of the Vista Outdoor Group not to use, any of the [Outdoor Products] Marks, including any names, Trademarks or Domain Names that incorporate the [Outdoor Products] Marks for any purpose, except where (i) the use is a use, otherwise than as a mark, of a member of the [Outdoor Products] Group’s individual name, or of the individual name of anyone in privity with the [Outdoor Products] Group, or of a term or device which is descriptive of and used fairly and in good faith only to describe the goods or services of the [Outdoor Products] Group, or their geographic origin; or, (ii) if used as a mark, such use does not conflict with, and is unlikely to cause consumer confusion with, dilute or tarnish, any [Outdoor Products] Marks, and is in no way contrary to the terms of this Article X. Notwithstanding clauses (i) and (ii) of this Section 10.01(j), Vista Outdoor agrees not to use, and agrees to cause each member of the Vista Outdoor Group not to use, any of the [Outdoor Products] Marks in a way that would reasonably be expected to confuse, dilute or tarnish the [Outdoor Products] Marks.

In the event that, as of the Distribution Date, [Outdoor Products] Marks prominently appear on any publicly available or promoted business or promotional materials used by any member of the Vista Outdoor Group or their Affiliates within the Vista Outdoor Business, Vista Outdoor shall remove and cease using, and shall cause each member of the Vista Outdoor Group to remove and cease using, such prominently appearing marks as soon as reasonably practical following the Distribution Date but in any event within 180 days of the Distribution Date.

Notwithstanding anything in this Agreement to the contrary, and without limiting the rights otherwise granted in this Section 10.01(j), the Vista Outdoor Group shall have the right, at all times before, during and after the Distribution Date, to retain records and other historical or archived documents containing or referencing (i) the [Outdoor Products] Marks or (ii) any other Information previously held by the [Outdoor Products] Group, to the extent relating to the Vista Outdoor Business.

(k) Each Party believes its respective Trademarks are sufficiently distinctive and different to ensure consumers will not be confused as to source or sponsorship, and agrees to employ its reasonable best efforts to use its respective Trademarks in a manner that does not cause actual confusion or a likelihood of confusion as to source or sponsorship of its respective goods or services in its respective channels of trade. If, despite the Parties’ reasonable best efforts, such actual confusion shall be brought to the attention of either Party, the Parties agree to cooperate in good faith regarding steps to be taken to mitigate or correct such actual confusion.

(l) Each Party shall be responsible for policing, protecting and enforcing its own Intellectual Property. Notwithstanding the foregoing, each Party will promptly give notice to the other Party of any known, actual or threatened, unauthorized use or infringement of the other Party’s Intellectual Property, including infringement of the other Party’s Trademarks, in each case for a period of two (2) years after the Distribution Date.

SECTION 10.02. Intellectual Property Cross-License. The Parties acknowledge that, through the course of a history of integrated operations, they and the members of their respective Groups have each obtained knowledge of and access to Intellectual Property, including certain Know-How, copyrighted content and other unregistered Intellectual Property, in each case other than proprietary Software, unregistered Trademarks and any Intellectual Property expressly subject to any Ancillary Agreement (collectively, “Shared Background IP”). With regard to this Shared Background IP, the Parties seek to ensure that each has the freedom to use such Shared Background IP in the future. Accordingly, effective as of the Distribution Date, each Group hereby grants to the other Group a non-exclusive, royalty-free, fully paid-up, perpetual, irrevocable, sublicenseable (through multiple tiers), worldwide license to use and exercise rights under any Shared Background IP owned by such Group and used in the other Group’s businesses prior to the Distribution Date solely for use of the same type, of the same scope and to the same extent as used by such Group prior to the Distribution Date and reasonable extensions thereof, in connection with such Group’s businesses, including both internal business activities and distribution and sublicensing through multiple tiers carried out in the ordinary course of business. Such license shall be and is on an “as-is, where-is” basis, and each Group hereby expressly disclaims all representations and warranties of any type or nature; provided that the disclaimer set forth in this Section 10.02 is expressly limited to this Section 10.02 and does not limit, supersede or modify any other representation or warranty set forth elsewhere in this Agreement or any Ancillary Agreement. With respect to any Shared Background IP that constitutes a trade secret under applicable Law or that otherwise constitutes Information subject to the obligations of confidentiality set forth in Section 7.09, each Party, in its capacity as licensee of such Shared Background IP, shall hold in strict confidence and not release or disclose such Shared Background IP, in each case with at least the same degree of care applied to its own confidential and proprietary information.

SECTION 10.03. Other Licenses. Vista Outdoor hereby grants to the [Outdoor Products] Group a limited, non-exclusive, royalty-free, fully-paid, perpetual, non-sublicenseable, worldwide license to all copyrighted or copyrightable standard procedures and other technical publications included in the Vista Outdoor IP used in the [Outdoor Products] Business as of the Distribution Date. In the event that, as of the Distribution Date, Vista Outdoor Marks prominently appear on any of the procedures or publications described in the immediately preceding sentence, [Outdoor Products] shall remove, and shall cause each other member of the [Outdoor Products] Group to remove, such marks as soon as reasonably practical following the Distribution Date but in any event within 180 days of the Distribution Date.

SECTION 10.04. Scope. The geographic scope of this Article X shall be worldwide.

ARTICLE XI

Termination

SECTION 11.01. Termination. This Agreement may be terminated by Vista Outdoor at any time, in its sole discretion, prior to the Distribution.

SECTION 11.02. Effect of Termination. In the event of any termination of this Agreement prior to the Distribution, neither Party (nor any other member of its Group or any of their respective directors or officers) shall have any Liability or further obligation to the other Party or any member of its Group under this Agreement or the Ancillary Agreements.

ARTICLE XII

Miscellaneous

SECTION 12.01. Counterparts; Entire Agreement; Corporate Power. (a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by electronic or PDF signature and scanned and exchanged by electronic mail, and such electronic or PDF signature shall constitute an original for all purposes.

(b) This Agreement, the Ancillary Agreements and any Annexes, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof or thereof other than those set forth or referred to herein or therein.

(c) Vista Outdoor represents on behalf of itself and each other member of the Vista Outdoor Group, and [Outdoor Products] represents on behalf of itself and each other member of the [Outdoor Products] Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Distribution Date) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein and as may be limited by equitable principles generally.

SECTION 12.02. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Delaware Court of Chancery (and, if the Delaware Court of Chancery shall be unavailable, any Delaware state court or the federal court sitting in the State of Delaware) over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby, including their execution, performance or enforcement, whether in contract, tort or otherwise. Each Party hereby agrees that it shall not assert, and hereby waives, any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper or that the forum is inconvenient or any similar objection, claim or argument. Each Party agrees that a final Judgment in any legal proceeding resolved in accordance with this Section 12.02 and Section 12.12 shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by applicable Law. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT PROVIDED HEREUNDER.

SECTION 12.03. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent of the other Party in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets or (b) the sale of all or substantially all of such Party’s Assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party as promptly as reasonably practicable following the assignment. No assignment permitted by this Section 12.03 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

SECTION 12.04. Third-Party Beneficiaries. Except as expressly set forth in Section 7.10 and for the indemnification rights under this Agreement of any Vista Outdoor Indemnitee or [Outdoor Products] Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third party with any remedy, claim, liability, right to reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 12.05. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, (c) on the date of dispatch by the sender in the case of electronic mail (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or (d) upon the earlier of confirmed receipt and the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

If to Vista Outdoor, to:

Vista Outdoor, Inc.

1 Vista Way

Anoka, MN 55303

Attn: [•]

email: [•]

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attn: Craig F. Arcella

            Nicholas A. Dorsey

email: carcella@cravath.com

            ndorsey@cravath.com

If to [Outdoor Products], to:

[Outdoor Products Spinco Inc.]

[•]

[•]

Attn: [•]

email: [•]

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attn: Craig F. Arcella

            Nicholas A. Dorsey

email: carcella@cravath.com

            ndorsey@cravath.com

Either Party may, by notice to the other Party, change the address and identity of the Person to which such notices and copies of such notices are to be given. Each Party agrees that nothing in this Agreement shall affect the other Party’s right to serve process in any other manner permitted by Law.

SECTION 12.06. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

SECTION 12.07. Publicity. Each Party shall consult with the other Party, and shall, subject to the requirements of Section 7.09, provide the other Party the opportunity to review and comment upon, that portion of any press release or other public statement that relates to the Spin-Off or any of the other transactions contemplated hereby and any filings with any Governmental Authority or national securities exchange with respect thereto, in each case prior to the issuance or filing thereof, as applicable (including the Information Statement, the Parties’ respective Current Reports on Form 8-K to be filed on the Distribution Date, the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs or, if such quarter is the fourth fiscal quarter, the Parties’ respective Annual Reports on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs (each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a “First Post-Distribution Report”)); provided that this Section 12.07 shall not require either Party to provide the other Party the opportunity to review and comment upon ay disclosure that is substantially consistent with disclosure previously approved by such other Party. Each Party’s obligations pursuant to this Section 12.07 shall terminate on the date on which such Party’s First Post-Distribution Report is filed with the Commission.

SECTION 12.08. Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement, all third-party fees, costs and expenses paid or incurred in connection with the Spin-Off will be paid by the Party incurring such fees or expenses, whether or not the Distribution is consummated, or as otherwise agreed by the Parties. Notwithstanding the foregoing, Vista Outdoor and [Outdoor Products] shall each bear the costs and expenses incurred or paid as of the Distribution Date in connection with the Spin-Off for the services and to the financial, legal, accounting and other advisors set forth below their respective names on Schedule 12.08.

SECTION 12.09. Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 12.10. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the Liabilities for the breach of any obligations in this Agreement shall survive the Spin-Off and shall remain in full force and effect.

SECTION 12.11. Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

SECTION 12.12. Specific Performance. Subject to Section 5.03 and notwithstanding the procedures set forth in Article XII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

SECTION 12.13. No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between Vista Outdoor and the other members of the Vista Outdoor Group, on one hand, and [Outdoor Products] and the other members of the [Outdoor Products] Group, on the other hand, and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of Vista Outdoor or [Outdoor Products].

SECTION 12.14. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

SECTION 12.15. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include any other gender as the context requires. The terms “hereof”, “herein”, “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the Annexes, Exhibits and Schedules hereto) and not to any particular provision of this Agreement. Article, Section, Annex, Exhibit or Schedule references are to the articles, sections, annexes, exhibits and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement or to any Ancillary Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement or the Ancillary Agreement to which such Schedule is attached, as applicable. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein). Any definition of or reference to any Law shall be construed as referring to such Law as from time to time amended, restated, supplemented or otherwise modified (including by succession of comparable successor Laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “$” or dollar amounts are to the lawful currency of the United States of America. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

VISTA OUTDOOR INC.

By:
Name:
Title:

[OUTDOOR PRODUCTS SPINCO INC.]

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]